UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Kimberly-Clark Corporation

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March 12, 2010

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, April 29, 2010, at 9:00 a.m. at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect twelve directors for a one-year term, ratify the selection of the Corporation’s independent auditors and vote on a stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You can vote by marking and dating the proxy form, by using the Internet or by telephone. Instructions regarding all three methods of voting are contained on the proxy form.

This year, we are utilizing rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

Also provided is our annual report for 2009. You will notice that we have taken a different approach to our annual report this year. My letter to stockholders, along with other information about Kimberly-Clark that in past years has been included in the front portion of the annual report, will be posted online in the Investors section of our website at www.kimberly-clark.com. Posting this information online is more cost-effective and sustainable.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 29, 2010

The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas, on Thursday, April 29, 2010, at 9:00 a.m. for the following purposes:

1. To elect as directors the twelve nominees named in the accompanying proxy statement;

2. To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2010;

3. To vote on one stockholder proposal that may be presented at the meeting; and

4.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on March 1, 2010 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning your proxy form.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans indicates his or her preferences using the Internet or telephone or otherwise signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided.

By Order of the Board of Directors.

John W. Wesley
Vice President and Secretary

P.O. Box 619100
Dallas, Texas 75261-9100
March 12, 2010

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March 12, 2010

PROXY STATEMENT

PART ONE
VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 29, 2010 and at any adjournment of the Annual Meeting. We are first mailing either a notice containing instructions on how to access this proxy statement and our annual report online, or a printed copy of these proxy materials and the accompanying proxy form, to holders of Kimberly-Clark common stock on or about March 12, 2010.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report online. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the notice.

Who May Vote

Each stockholder of record at the close of business on March 1, 2010 will be entitled to one vote for each share registered in the stockholder’s name. On that date, 416,128,552 shares of our common stock were outstanding.

How You May Vote

If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote in person, by Internet, by telephone or by mail.

You may vote in person by attending the meeting, by using the Internet or telephone, or (if you received printed proxy materials) by completing and returning a proxy form by mail. To vote your proxy using the Internet or telephone, see the instructions on the notice of electronic availability or the proxy form and have the notice or proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the proxy form, then follow the instructions on the card.

The named proxies will vote your shares according to your directions. If you sign and return your proxy form, or if you vote using the Internet or by telephone, but do not specify how you want to vote your shares, the named proxies will vote your shares for the election of directors, for ratification of the selection of our independent auditors and against approval of the stockholder proposal.

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy form to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting

Confidential Voting

Proxy forms are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy forms and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent may identify stockholders who fail to vote so that we may contact them and request they do so.

Costs of Solicitation

Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies, including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy materials to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $17,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The twelve nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected. If a nominee does not receive a majority of the votes cast, then the nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. For approval, all other matters require the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and entitled to vote on that matter.

Abstentions are treated as votes against a proposal, and broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

Stockholders are urged to vote their shares. Previously, for shares held by stockholders in street name, if the stockholders did not indicate how to vote their shares in the election of directors or for stockholder proposals, banks and brokers could vote the shares on behalf of these stockholders for these items as the banks and brokers deemed appropriate. Beginning this year, banks and brokers are no longer permitted to vote uninstructed shares for these items. Therefore, stockholders should vote to ensure their shares are represented in these matters.

Direct Stock Purchase and Dividend Reinvestment Plan

If a stockholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy form represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.

Employee Benefit Plans

We also are sending or otherwise making this proxy statement and voting materials available to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Attending the Annual Meeting

Stockholders as of the record date, March 1, 2010, or their duly appointed proxies, may attend the Annual Meeting. If you plan to attend the meeting, please check your proxy form in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will help us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

To obtain directions to attend the meeting and vote in person, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or proxy materials, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or proxy materials if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

PART TWO
CORPORATE GOVERNANCE INFORMATION

Board of Directors and Board Committees

The Board of Directors met six times in 2009. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although we do not have a formal policy with respect to director attendance at Annual Meetings, since 1997 all nominees and continuing directors have attended the Annual Meetings. Each director attended the 2009 Annual Meeting.

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available in the Investors section of our website at www.kimberly-clark.com.

Audit Committee

Dennis R. Beresford is the Chairman of our Audit Committee. The other members of this Committee are John R. Alm, John F. Bergstrom, Robert W. Decherd and Linda Johnson Rice. The Committee met eight times in 2009. In addition, Mr. Beresford participated in three conference calls as Chairman of the Committee to preview earnings press releases during 2009.

Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” for additional information on Independent Directors.

Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Beresford is an “audit committee financial expert” under the rules and regulations of the SEC.

The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Overseeing:

•	the quality and integrity of our financial statements,

•	our compliance programs,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors.

•	Subject to stockholder ratification, selecting and engaging our independent auditors.

•	Reviewing the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishing policy in connection with internal audit programs.

•	Pre-approving all audit and non-audit services provided by our independent auditors.

•	Providing oversight of our risk management program and receiving periodic reports from management on risk assessments, the risk management process and issues related to the risks of managing our business.

For additional information about the Audit Committee’s oversight activities in 2009, see “Part Three — Proposals to be Voted on at the 2010 Annual Meeting — Ratification of Auditors — Audit Committee Report.”

No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. If a member were to simultaneously serve on more than three public company audit committees, information regarding the Board’s determination of whether this simultaneous service impairs the ability of the member to effectively serve on the Audit Committee will be available in the Investors section of our website at www.kimberly-clark.com.

Management Development and Compensation Committee

James M. Jenness is the Chairman of our Management Development and Compensation Committee. In addition to Mr. Jenness, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D. and Ian C. Read. The Committee met six times in 2009. Each member of this Committee is an Independent Director.

The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards.

•	Overseeing:

•	leadership development for senior management and future senior management candidates, and

•	key organizational effectiveness and engagement policies.

•	Reviewing diversity and inclusion programs and key metrics.

Compensation Processes and Procedures

On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed in “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis,” the Committee has delegated limited authority to our Chief Executive Officer to grant stock options, restricted stock and restricted share units to non-executive officers for recruiting or retention purposes.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help the Committee determine compensation programs that best meet the objectives of our compensation policies.

Corporation Consultant.  To assist management and the Committee in assessing and determining appropriate, competitive compensation for our executive officers, we annually engage an outside compensation consultant. In 2009, Mercer Human Resource Consulting (“Mercer”) was retained for this purpose. Mercer has provided consulting services to the Corporation on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. In 2009, Mercer was retained by the Corporation to provide advice and counsel regarding executive and director remuneration matters on an ongoing basis, including the following services in connection with our executive compensation program:

•	Assessing market compensation levels for executive officer positions and other selected positions, within the Corporation’s peer groups.

•	Reviewing historic and projected performance for peer group companies for metrics used by the Corporation in its annual and long-term incentive plans.

•	Assisting in incentive plan design and modifications, as requested.

•	Providing market research on various issues as requested by management.

•	Preparing for and participating in Committee meetings, as requested.

•	Reviewing the Compensation Discussion and Analysis and other disclosures, as requested.

•	Consulting with management on compensation matters.

Independent Committee Consultant.  The Committee has also retained The Delves Group as its independent executive compensation consultant. The Committee has adopted a written policy providing that the independent Committee consultant may provide services only to the Committee and not to the Corporation. The Delves Group has no other business relationship with the Corporation and receives no payments from us other than fees for services to the Committee. The Delves Group reports directly to the Committee, and the Committee may replace The Delves Group or hire additional consultants at any time. The Delves Group attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The Committee instructed The Delves Group to provide an independent review of the data and recommendations provided by management and Mercer. The scope of The Delves Group’s engagement in 2009 included:

•	Conducting a review of the competitive market data (including base salary, annual incentive targets and long-term incentive targets) for our executive officers, including our Chief Executive Officer.

•	Reviewing and commenting on recommendations by management and Mercer concerning executive pay programs, including program changes and redesign, special awards, change in control provisions, executive contract provisions, promotions, retirement and related items, as desired by the Committee.

•	Reviewing and commenting on the Committee’s report for the proxy statement.

•	Attending Committee meetings.

•	Periodically consulting with the Chairman of the Committee.

During 2009, at the request of the Committee, Don Delves, the President of The Delves Group, attended all of the in-person Committee meetings, as well as one of the teleconference Committee meetings.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Part Four — Other Important Information — Executive Compensation — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

G. Craig Sullivan is the Chairman of our Nominating and Corporate Governance Committee. In addition to Mr. Sullivan, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D. and Ian C. Read. The Committee met four times in 2009. Each member of this Committee is an Independent Director.

The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Overseeing the process by which individuals are nominated to become Board members.

•	Overseeing matters of corporate governance, including developing and recommending to the Board changes to our Corporate Governance Policies.

•	Advising the Board on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues.

•	Reviewing director independence standards and making recommendations to the Board with respect to the determination of the independence of directors.

•	Monitoring and recommending improvements to the practices and procedures of the Board.

•	Reviewing stockholder proposals and considering responses or actions regarding these proposals.

The Nominating and Corporate Governance Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described in “Director Nominee Criteria and Process” and “Stockholder Nominations for Directors.”

Executive Committee

Marc J. Shapiro is the Chairman of our Executive Committee. In addition to Mr. Shapiro, the current members of this Committee are Dennis R. Beresford, Thomas J. Falk, James M. Jenness and G. Craig Sullivan. The Committee met one time in 2009.

The principal function of the Executive Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Management Development and Compensation Committee is a current or former officer or employee of the Corporation. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com, and the independence standards are set forth in Section 17 of our Corporate Governance Policies.

The nominees for director are such that immediately after the election of the nominees to the Board, eleven of the twelve directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC and the Sarbanes-Oxley Act of 2002.

The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards set forth in our Corporate Governance Policies. When making these determinations, the Board considered the following:

•	We made charitable contributions of $375,000 in 2007, $65,000 in 2008 and $55,000 in 2009 to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. These donations constituted less than five percent of the Fox Cities Performing Arts Center’s gross revenues for the years in which the donations were made. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

•	We made charitable contributions of $1,000 in 2008 and $3,000 in 2009 to the Theda Clark Hospital Foundation, where Mr. Bergstrom is a director.

•	Companies majority-owned by Mr. Bergstrom paid us approximately $58,000 in 2007 and 2008 and $56,000 in 2009 to lease excess hangar space at an airport near Appleton, Wisconsin and approximately $150,000 in 2007, $172,000 in 2008 and $174,000 in 2009 for pilot services pursuant to a pilot sharing contract. In addition, these companies paid us approximately $162,000 in 2007, $169,000 in 2008 and $177,000 in 2009 for scheduling and aircraft services for their airplane.

•	We paid approximately $3,000 in 2007, $65,000 in 2008 and $2,800 in 2009 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

•	We made a charitable contribution of $50,000 in each of 2007, 2008 and 2009 to the Education is Freedom Foundation, where Mr. Bru is a director.

•	We made charitable contributions of $50,000 in 2007, $25,000 in 2008 and $26,000 in 2009 to the United Negro College Fund, where Ms. Johnson Rice is a director.

•	We paid approximately $734,000 in 2007, $697,000 in 2008 and $505,000 in 2009 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The amount involved in each of these items is less than the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, include consideration of diversity, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

Personal Attributes	Experience Attributes

•  leadership: lead in personal and professional lives

•  ethical character: possess high standards for ethical behavior

•  collaborative: actively participate in Board and committee matters

•  independence: for non-management directors, are independent of management and the Corporation

•  ability to communicate: possess good interpersonal skills

•  effectiveness: bring a proactive and solution-oriented approach

•  financial acumen: have good knowledge of business finance and financial statements

•  general business experience: possess experience that will aid in judgments concerning business issues

•  industry knowledge: possess reasonable knowledge about the Corporation’s industries

•  diversity of background and viewpoint: bring to the Board an appropriate level of diversity

•  special business experience: possess global management experience and experience with branded consumer packaged goods

•  other attributes: provide special attributes identified as needed or as may be required

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee has retained a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee.

The Nominating and Corporate Governance Committee recommends to the Board nominees to fill any vacancies. As provided in the Corporation’s Certificate of Incorporation, the Board elects a new director when a vacancy occurs between annual meetings of stockholders. The Nominating and Corporate Governance Committee also recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders, as well as assesses the performance of each director at least once every three years in accordance with our Corporate Governance Policies.

Committee Review of Attributes of Current Directors

The Nominating and Corporate Governance Committee has reviewed the background of each of the Corporation’s current directors and his or her service on the Board and committees on which he or she serves, based on the personal and experience attributes described above. The Committee has determined that each director possesses all of the personal attributes, as well as a sufficient mix of the experience attributes. For the experience attributes, the Committee considered the following:

Financial acumen:

•	Satisfies the financial literacy requirements of the NYSE

•	Qualifies as an audit committee financial expert under the rules and regulations of the SEC

•	Has an accounting, finance or banking background

Industry knowledge:

•	Possesses knowledge about our industries

Special business experience:

•	Has international experience

•	Has branded consumer packaged goods experience

•	Has health care experience

General business experience:

•	Has leadership experience as a chief executive officer or as a senior executive officer

Diversity of background and viewpoint:

•	Brings a diverse viewpoint that is representative of our customer, consumer, employee and stockholder base

•	Provides a different perspective (stemming, for example, from an academic background or experience from outside the consumer packaged goods or health care industries)

Other attributes:

•	Has marketing experience

•	Has compensation experience (including from executive officer experience)

•	Has governance/public company board experience

The Committee has identified specific experience attributes for each director, based on the list above. See “Certain Information Regarding Directors and Nominees” for information regarding these specific attributes.

Diversity of Directors

As noted above, the Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Committee seeks to have a diverse Board that is representative of its customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when considering nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at an annual stockholders meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination in accordance with the Corporation’s Certificate of Incorporation and By-Laws. The notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders’ meeting, or if we give less than 75 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information, as set forth in the Certificate of Incorporation and By-Laws, about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. The notice must also contain information about certain stock holdings of the nominee and the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). The notice is also required to contain information about certain related person transactions, contact and related information regarding the nominee, understandings regarding the nomination of the nominee and the nominee’s consent to be nominated. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.” There are twelve director positions on the Board, and there are no vacant director positions as of the date of this proxy statement.

Communications to Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Board Leadership Structure

The Board has established a leadership structure in which responsibilities are allocated between the Chairman of the Board and Chief Executive Officer and the Lead Director. The Board believes this allocation of responsibilities between these two positions provides for dynamic Board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Chairman of the Board and Chief Executive Officer Positions.  Mr. Falk serves as Chairman of the Board and Chief Executive Officer. As noted in our Corporate Governance Policies, the Board believes that it is appropriate for a single person to serve in both positions. The Board believes that combining these roles unifies the Corporation’s leadership and enhances the Corporation’s ability to execute its Global Business Plan. The Board has the discretion to separate the roles in the future if it deems it advisable and in the best interest of the Corporation to do so.

Lead Director.  Mr. Shapiro served as Lead Director in 2009. The Lead Director serves as Chairman of the Executive Committee. Our Corporate Governance Policies outline the role and responsibilities of the Lead Director, which include coordinating the activities of the independent directors, providing input with regard to agendas and schedules for Board meetings, leading (with the Chairman of the Nominating and Corporate Governance Committee) the annual Board evaluation discussion, leading (with the Chairman of the Management Development and Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance, providing feedback to individual directors following their periodic evaluations, speaking on behalf of the Board and chairing Board meetings when the Chairman of the Board is unable to do so and acting as a direct conduit to the Board for stockholders, employees and others pursuant to policies adopted by the Board.

The Lead Director also chairs executive session meetings of non-management directors. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.

Other Corporate Governance Matters

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com.

Code of Conduct.  Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and

Corporate Controller. Our Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Corporate Controller will be posted at this location.

Board and Management Roles in Risk Oversight.  The Board reviews and oversees management’s response to key risks facing us as we implement our Global Business Plan, which provides a long-term roadmap for our overall strategic direction, business operations and finances. Our senior executive team identifies and monitors key enterprise-wide and business unit risks, which are integrated into our Global Business Plan, providing the basis for the Board’s risk review and oversight process. The Board believes these roles complement the Board’s leadership structure described above, including the combination of the Chairman of the Board and Chief Executive Officer positions.

The Audit Committee’s role regarding risk oversight, as specified in its charter, is to provide oversight of our risk management program and receive periodic reports from management on risk assessments, the risk management process and issues related to the risks of managing our business. As part of its oversight role, the Audit Committee receives an annual enterprise risk management update, which discusses our key financial, strategic, operational and compliance risks, as well as other periodic updates and reports regarding risks in these and other areas. Our Global Risk Oversight Committee, consisting of management members from key business units, finance, treasury, information technology, global risk management and legal, identifies key risks for review and updates our policies in risk management areas such as hedging and foreign currency and country risks, property and casualty risks and supplier and customer risks.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.

Whistleblower Procedures.  The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free, around-the-clock Code of Conduct telephone hotline that allows our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access the hotline are available in the Investors section of our website at www.kimberly-clark.com.

Chief Compliance Officer.  Thomas J. Mielke is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer and oversees our compliance programs. He reports to the Audit Committee on the programs’ effectiveness, provides periodic reports to the Board and works closely with our various compliance functions to provide coordination and sharing of best practices across the compliance groups.

Disclosure Committee.  We have established a Disclosure Committee composed of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Stockholder Rights Plan.  The Board has adopted the following policy statement on stockholder rights plans: “Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Annual Election of Directors.  Our Certificate of Incorporation provides that directors are elected on an annual basis. Our Certificate of Incorporation is available in the Investors section of our website at www.kimberly-clark.com.

Majority Voting for Election of Directors.  The Corporation’s By-Laws provide that, in uncontested elections, directors will be elected by a majority vote rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.

Simple Majority Voting Provisions.  In 2008, stockholders approved an amendment to our Certificate of Incorporation to eliminate supermajority voting provisions.

Special Stockholder Meetings.  In 2009, stockholders approved an amendment to our Certificate of Incorporation to allow the holders of not less than 25 percent of the Corporation’s issued and outstanding shares of capital stock to request that a special meeting of stockholders be called, subject to our By-Law procedures.

Charitable Contributions.  The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated. Any contributions made by us to any tax-exempt organization in which any Independent Director serves as an executive officer will be disclosed in the Investors section of our website at www.kimberly-clark.com, if within the preceding three years contributions in any single year from us to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

PART THREE
PROPOSALS TO BE VOTED ON AT THE 2010 ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

General Information

As of the date of this proxy statement, the Board of Directors consists of twelve members. Each director’s term expires at this year’s Annual Meeting.

All the nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board. All nominees have advised us that they will serve if elected.

Certain Information Regarding Nominees for Director

The names of the nominees, their ages as of the date of the Annual Meeting, the year they first became directors, their principal occupations during at least the past five years, other public company directorships held by them as of February 23, 2010, public company boards they have served on since January 1, 2005, information regarding director attributes the Nominating and Corporate Governance Committee determined qualify them to serve as directors and certain other biographical information are set forth below. See “Committee Review of Attributes of Current Directors” for a discussion of director attributes considered by the Nominating and Corporate Governance Committee.

John R. Alm, 64, Director since 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating

Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held the position of Chief Financial Officer until 2000.

Public company boards served on since 2005: Washington Group International, Inc. (February 2006 through November 2007).

Experience attributes:  Mr. Alm satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Dennis R. Beresford, 71, Director since 2002

Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of Legg Mason, Inc. and the Federal National Mortgage Association (Fannie Mae).

Public company boards served on since 2005: Legg Mason, Inc., Fannie Mae (since May 2006) and MCI, Inc. (July 2002 through January 2006).

Experience attributes:  Mr. Beresford has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations and has a background in accounting, provides diversity of background and viewpoint, and has governance and public company board experience.

John F. Bergstrom, 63, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation and its wholly-owned subsidiary Wisconsin Electric Power Company. He also is a member of the board of directors of Advance Auto Parts, Inc., and a member of the board of directors and executive committee of Green Bay Packers, Inc.

Public company boards served on since 2005: Wisconsin Energy Corporation, Wisconsin Electric Power Company, Advance Auto Parts, Inc. (since May 2008), Sensient Technologies Corp. (through April 2006), Banta Corporation (through January 2007) and Midwest Air Group, Inc. (through June 2007).

Experience attributes:  Mr. Bergstrom satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

Abelardo E. Bru, 61, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of S. C. Johnson & Son, Inc. and the Education is Freedom Foundation.

Public company boards served on since 2005: Office Depot, Inc. (through December 2008).

Experience attributes:  Mr. Bru satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, provides diversity of background and viewpoint, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Robert W. Decherd, 59, Director since 1996

Chairman of the Board, President and Chief Executive Officer, A. H. Belo Corporation

Mr. Decherd has served as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation, a newspaper publishing and Internet company, since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and publishing company, for 21 years. He is a director of both A. H. Belo Corporation and Belo Corp., where he is non-executive chairman. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commission commissions concerned with public policy matters related to the media industry.

Public company boards served on since 2005: Belo Corp. and A. H. Belo Corporation (since February 2008).

Experience attributes:  Mr. Decherd satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

Thomas J. Falk, 51, Director since 1999

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for the Corporation’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He also serves on the board of directors of Catalyst and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Public company boards served on since 2005: Centex Corporation (through August 2009).

Experience attributes:  Mr. Falk satisfies the financial literacy requirements of the NYSE and has a background in accounting, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Mae C. Jemison, M.D., 53, Director since 2002

President, BioSentient Corporation

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA)

astronaut. Dr. Jemison serves on the board of directors of Scholastic Corporation, Valspar Corporation and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She is also the Chairman of the State of Texas Product Development and Small Business Incubator Board, and she is a member of the National Advisory Council for Biomedical Imaging and Bioengineering, the Greater Houston Partnership Board of Directors, and the Board of Trustees of Morehouse College.

Public company boards served on since 2005: Scholastic Corporation, Valspar Corporation and Gen-Probe Incorporated (through November 2007).

Experience attributes:  Dr. Jemison satisfies the financial literacy requirements of the NYSE, has knowledge about our industries, provides diversity of background and viewpoint, has experience in the health care field, and has compensation, governance and public company board experience.

James M. Jenness, 63, Director since 2007

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a senior director of Children’s Memorial Hospital and a director of Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is Vice Chairman of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Public company boards served on since 2005: Kellogg Company.

Experience attributes:  Mr. Jenness satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Ian C. Read, 56, Director since 2007

Senior Vice President, Pfizer, Inc.

Mr. Read is a Senior Vice President of Pfizer, Inc., a drug manufacturer, and Group President of its Worldwide Biopharmaceutical Businesses. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001.

Experience attributes:  Mr. Read satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a senior executive officer, has knowledge about our industries, has international experience and experience in the health care field, and has marketing and compensation experience.

Linda Johnson Rice, 52, Director since 1995

Chairman and Chief Executive Officer, Johnson Publishing Company, Inc.

Ms. Johnson Rice is Chairman and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company. She joined that company in 1980, became Vice President in 1985, was elected

President and Chief Operating Officer in 1987 and became Chairman and Chief Executive Officer in 2008. Ms. Johnson Rice is a director of Omnicom Group, Inc.

Public company boards served on since 2005: Bausch & Lomb Incorporated (through October 2007), MoneyGram International, Inc. (through March 2008) and Omnicom Group, Inc.

Experience attributes:  Ms. Johnson Rice satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, compensation, governance and public company board experience.

Marc J. Shapiro, 62, Director since 2001

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of The Mexico Fund, and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, Rice University, BioHouston and the Menninger Clinic.

Public company boards served on since 2005: Burlington Northern Santa Fe Corporation (through February 2010), The Mexico Fund (since March 2006) and Weingarten Realty Trust.

Experience attributes:  Mr. Shapiro satisfies the financial literacy requirements of the NYSE and has a banking and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.

G.	Craig Sullivan, 70, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan also serves as a director of Mattel, Inc., The Goodyear Tire & Rubber Company and The American Ireland Fund. He also serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco and is a member of Hoover Institution’s Board of Overseers.

Public company boards served on since 2005: Mattel, Inc. and The Goodyear Tire & Rubber Company (since April 2006).

Experience attributes:  Mr. Sullivan satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Compensation of Directors

Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Outside Directors are compensated for their services under our Outside Directors’ Compensation Plan, which we adopted in 2001. Our objectives for Outside Director compensation are to remain competitive with the compensation paid to outside directors of comparable companies, to keep pace with changes in practices in director compensation, to attract qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. In 2008, to assist the Nominating and Corporate Governance Committee in assessing and determining appropriate, competitive Outside Director compensation, the Committee engaged Mercer, an outside compensation consultant. Based on that assessment, in 2008 the Committee recommended to the Board, and the Board approved, the Outside Director compensation for 2009 and 2010.

In 2009, each Outside Director received:

•	An annual cash retainer of $85,000 payable quarterly in advance; and

•	An annual grant of restricted share units with a value of $140,000, effective the first business day of the year.

Outside Directors who join the Board during a calendar year receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter, and a pro-rated grant of restricted share units.

Outside Directors who were also chairmen of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees each received an additional grant of restricted share units with a value of $20,000, and the Lead Director received an additional grant of restricted share units with a value of $30,000. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2009 Outside Director Compensation

The following table sets forth the compensation paid to each Outside Director in 2009 for his or her service as a director:

	Fees		All Other
	Earned	Stock	Compen-
	or Paid in	Awards	sation
Name	Cash($)	($)(1)(2)(3)	($)(4)	Total($)(5)

John R. Alm	85,000	140,000	0	225,000
Dennis R. Beresford	85,000	160,000	0	245,000
John F. Bergstrom	85,000	140,000	10,000	235,000
Abelardo E. Bru	85,000	140,000	10,000	235,000
Robert W. Decherd	85,000	140,000	0	225,000
Mae C. Jemison, M.D.	85,000	140,000	0	225,000
James M. Jenness	85,000	160,000	10,000	255,000
Ian C. Read	85,000	140,000	0	225,000
Linda Johnson Rice	85,000	160,000	0	245,000
Marc J. Shapiro	85,000	170,000	0	255,000
G. Craig Sullivan	85,000	140,000	10,000	235,000

(1)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our Outside Directors’ Compensation Plan. See Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2009 for the assumptions used in valuing these restricted share units.

(2)	Restricted share unit awards were granted on January 5, 2009. The number of restricted share units granted on this date is set forth below.

Restricted Share
Units
Name	Granted in 2009(#)

John R. Alm	2,610
Dennis R. Beresford	2,982
John F. Bergstrom	2,610
Abelardo E. Bru	2,610
Robert W. Decherd	2,610
Mae C. Jemison, M.D.	2,610
James M. Jenness	2,982
Ian C. Read	2,610
Linda Johnson Rice	2,982
Marc J. Shapiro	3,169
G. Craig Sullivan	2,610

(3)	As of December 31, 2009, Outside Directors had the following stock awards outstanding:

	Restricted	Restricted	Stock
Name	Stock(#)	Share Units(#)	Options(#)

John R. Alm	0	8,941	0
Dennis R. Beresford	0	16,888	5,084
John F. Bergstrom	3,000	15,168	2,745
Abelardo E. Bru	0	9,905	0
Robert W. Decherd	3,000	17,653	8,236
Mae C. Jemison, M.D.	0	15,168	5,084
James M. Jenness	0	7,013	0
Ian C. Read	0	5,502	0
Linda Johnson Rice	3,000	16,535	5,084
Marc J. Shapiro	0	17,080	17,924
G. Craig Sullivan	0	11,484	0

(4)	All Other Compensation consists of charitable matching gifts paid in 2009 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all employees and directors of the Corporation. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year.

(5)	During 2009, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2009, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends credited on restricted stock and additional restricted share units credited in 2009 were as follows:

		Number of
		Restricted	Grant Date
	Dividends	Share Units	Fair Value of
	Credited on	Credited for	Restricted Share
Name	Restricted Stock($)	Dividends in 2009(#)	Units Credited($)

John R. Alm	0	360.11	19,213
Dennis R. Beresford	0	701.25	37,406
John F. Bergstrom	7,140	630.61	33,638
Abelardo E. Bru	0	401.99	21,447
Robert W. Decherd	7,140	738.52	39,392
Mae C. Jemison, M.D.	0	630.61	33,638
James M. Jenness	0	272.34	14,533
Ian C. Read	0	210.73	11,248
Linda Johnson Rice	7,140	685.93	36,589
Marc J. Shapiro	0	707.60	37,746
G. Craig Sullivan	0	470.55	25,103

Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from us for services as a director in 2009.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

The Board of Directors unanimously recommends a vote FOR the election of the twelve nominees for director.

PROPOSAL 2.   RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for 2010, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been our independent auditors since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) of the Corporation and its subsidiaries with respect to the fiscal years ended December 31, 2009 and 2008 by the Corporation’s principal accounting firm,

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2009	2008

Audit Fees(1)	$10,260,000	$9,959,000
Audit-Related Fees(2)	570,000	686,000
Tax Fees(3)	1,288,000	1,530,000
All Other Fees	0	0

(1)	These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for each of the fiscal years ended December 31, 2009 and December 31, 2008, and the reviews of the financial statements included in the Company’s Forms 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years. These amounts include fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These amounts also include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These amounts represent aggregate fees by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, that are not included in the audit fees listed above. These services comprise engagements to perform required agreed upon procedures. 2009 and 2008 fees include work with respect to employee benefit plans, due diligence assistance and other matters.

(3)	These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2009 and December 31, 2008.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to the Corporation are pre-approved by the Audit Committee using the following procedures. At or before the first meeting of the Audit Committee each year, our Vice President and Controller prepares a detailed memorandum outlining the audit services to be provided by Deloitte together with the related fees. In addition, our business and staff units prepare individual requests for non-audit services to be provided by Deloitte during the year. These requests describe the services to be provided, the estimated cost of these services, why the requested service is not inconsistent with applicable auditor independence rules and why it is appropriate to have Deloitte provide such services. Our Vice President and Controller reviews and summarizes the individual non-audit service requests and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte. Before each subsequent meeting of the Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services if acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. The Chairman reports action taken to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2009 and 2008 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of this selection.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements and the Corporation’s internal control over financial reporting. The Committee also discussed the results of the internal audit examinations.

The Audit Committee discussed and reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2009, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2009 and discussed the auditors’ examination of the effectiveness of the Corporation’s internal control over financial reporting. Management has the responsibility for preparing the Corporation’s financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and for establishing and maintaining the Corporation’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of the Corporation’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of the Corporation’s financial statements with GAAP and the effectiveness of internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Robert W. Decherd
Linda Johnson Rice

PROPOSAL 3.  STOCKHOLDER PROPOSAL REGARDING
SPECIAL SHAREHOLDER MEETINGS

Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, owning 3,000 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Mr. Rossi’s proposal below:

3 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes a combination of small shareowners who can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

Please encourage our board to respond positively to this proposal which could exceed the outstanding 61%-support for this topic at our 2008 annual meeting: Special Shareowner Meetings — Yes on 3.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

The Board recommends a vote against this proposal because the Corporation’s Certificate of Incorporation already permits stockholders to request that a special meeting be called. In 2009, the Board recommended that stockholders approve an amendment to the Corporation’s Certificate of Incorporation to allow holders of 25 percent or more of the Corporation’s shares to request that a special meeting of stockholders be called, subject to the Corporation’s By-Law procedures. That recommendation was made in response to a previous proposal from Mr. Chris Rossi requesting that holders of 10 percent to 25 percent of outstanding stock be granted the right to call a special meeting. Stockholders can read the Corporation’s Certificate of Incorporation and By-Laws in the Investors section of our website at www.kimberly-clark.com.

The Board believes that this ownership threshold of 25 percent to request a special meeting helps to ensure that a significant number of stockholders considers a particular matter important enough to merit a special meeting. The Board believes that the proposal’s 10 percent threshold is too low and creates the risk that a small minority of stockholders could trigger a special meeting and the resulting extraordinary financial and administrative expense of holding a special meeting. We maintain governance mechanisms that afford management and the Board the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

As a result, the Board believes the current rights of stockholders to call a special meeting respond to the essence of the proposal.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2009 regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” (collectively, the “named executive officers”) and by all directors, nominees and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)(2)(3)(4)(5)

Robert E. Abernathy	591,596	(6)
John R. Alm	12,441	(7)
Dennis R. Beresford	23,472	(6)
John F. Bergstrom	33,914	(6)(8)
Robert W. Black	110,433	(6)
Abelardo E. Bru	9,905
Mark A. Buthman	370,782	(6)
Robert W. Decherd	49,139	(6)(9)
Thomas J. Falk	1,774,664	(6)(10)
Mae C. Jemison, M.D.	20,383	(6)
James M. Jenness	7,013
Anthony J. Palmer	75,065	(6)(11)
Ian C. Read	6,202
Linda Johnson Rice	26,919	(6)(12)
Marc J. Shapiro	45,005	(6)
G. Craig Sullivan	13,484	(13)
All directors, nominees and executive officers as a group (21 persons)	3,759,659	(6)(14)

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group own less than one percent of the outstanding shares of our common stock.

(3)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.

(4)	For each named executive officer, share amounts include restricted share units granted under our 2001 Equity Participation Plan (the “2001 Plan”) as indicated below. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Part Four — Other Important Information — Executive Compensation — Outstanding Equity Awards” for additional information regarding these grants.

	Time-Vested	Performance-Based
	Restricted Share	Restricted Share
Name	Units(#)	Units(#)

Robert E. Abernathy	19,072	59,920
Robert W. Black	12,278	36,338
Mark A. Buthman	16,920	47,575
Thomas J. Falk	79,247	205,013
Anthony J. Palmer	10,101	27,884

(5)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (3) to the 2009 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2009.

(6)	Includes shares of common stock held by the trustee of the Incentive Investment Plan and the Retirement Contribution Plan for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2009 by:

Number of Shares That Could be Acquired
Name	Within 60 Days of December 31, 2009

Robert E. Abernathy	405,110
Dennis R. Beresford	5,084
John F. Bergstrom	2,745
Robert W. Black	59,174
Mark A. Buthman	245,316
Robert W. Decherd	8,236
Thomas J. Falk	1,148,400
Mae C. Jemison, M.D.	5,084
Anthony J. Palmer	31,251
Linda Johnson Rice	5,084
Marc J. Shapiro	17,924
All directors, nominees and executive officers as a group (21 persons)	2,322,496

(7)	Includes 3,500 shares held by the trustee of the supplemental 401(k) plan maintained by Mr. Alm’s former employer.

(8)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(9)	Voting and investment power with respect to 23,250 of the shares is shared with Mr. Decherd’s spouse.

(10)	Includes 39,207 shares held by TKM, Ltd. and 291,205 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, (ii) a trust controlled by Mr. Falk and his spouse as limited partners, and (iii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, and (ii) a trust controlled by Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.

TKM, Ltd. also has the right to acquire 33,775 shares within 60 days of December 31, 2009. These 33,775 shares are included in the 1,148,400 shares listed for Mr. Falk in footnote (6) above.

(11)	Does not include 2,492 phantom stock units held by Mr. Palmer in the supplemental Retirement Contribution Program.

(12)	Includes 300 shares held by a trust for the benefit of Ms. Johnson Rice’s daughter and for which Ms. Johnson Rice serves as a co-trustee and shares voting and investment power.

(13)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(14)	Voting and investment power with respect to 407,165 of the shares is shared.

To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for key managers, including the named executive officers. See “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Information — Target Stock Ownership Guidelines.”

In addition, our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of the Corporation’s common stock or share units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2009, the stock ownership levels specified by these guidelines had been met or exceeded by each of the Outside Directors.

The following table sets forth the information, as of December 31, 2009, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

	Number of Shares	Percentage
	of Common Stock	of Common
Name and Address of Beneficial Owner	Beneficially Owned	Stock Outstanding

BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	28,868,164	6.95%

(1)	The address and number of shares of our common stock beneficially owned by BlackRock, Inc. are based on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. According to the filing, BlackRock, Inc. had sole voting and dispositive power with respect to 28,868,164 shares, and did not have shared voting or dispositive power as to any shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding compensation for our named executive officers for 2009. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

• Executive Summary	28
• Committee Assessment of 2009 Performance	28
• Establishment of 2009 Direct Annual Compensation	28
• Overview of Annual Cash Incentive Paid for 2009 Performance	28
• Other Key Actions Taken Regarding Executive Compensation Program	28
• Executive Compensation Objectives and Policies	29
• Elements of Executive Compensation Program	30
• Peer Groups for Executive Compensation Purposes	31
• 2009 Peer Groups	31
• 2010 Peer Group Review	32
• Direct Annual Compensation	32
• Process for Setting Direct Annual Compensation	33
• Chief Executive Officer Direct Annual Compensation	33
• Annual Cash Compensation	34
• Base Salary	34
• Annual Cash Incentives	34
• Committee Assessment of 2009 Annual Cash Incentive Performance	36
• Payouts for 2009	37
• Information Regarding Annual Cash Incentive Payouts from 2005 through 2009	37
• Long-Term Equity Incentive Compensation	37
• Performance-Based Restricted Share Unit Awards	38
• 2009-2011 Performance-Based Restricted Share Unit Goals and Targets	38
• 2006-2008 Performance-Based Restricted Share Unit Goals and Targets	38
• Stock Option Awards	39
• Retirement Benefits	39
• Pension Plans	39
• Defined Contribution Plans	40
• Other Compensation	40
• Post-Termination Benefits	41
• Severance Pay Plan	41
• Executive Severance Plan	41
• Executive Compensation for 2010	41
• Base Salary	41
• Annual Cash Incentives	41
• Long-Term Equity Incentive Compensation	42
• Additional Compensation Information	42
• Use of Independent Compensation Consultant	42
• Role of the Chief Executive Officer in Compensation Decisions	43
• Analysis of Risks Arising from Design of Executive Compensation Program	43
• Timing of Long-Term Equity Grants	43
• Policy on Incentive Compensation Claw-back	44
• Target Stock Ownership Guidelines	44
• Tax Deduction for Executive Compensation	44

Executive Summary

The Management Development and Compensation Committee (the “Committee”) authorized an executive compensation program in 2009 that is designed to achieve our executive compensation objectives described below. Consistent with our pay-for-performance objective, a significant portion of the 2009 annual cash compensation and long-term equity incentive compensation for our named executive officers was performance-based.

Committee Assessment of 2009 Performance.  The Committee believes that management delivered positive results in 2009, not only in terms of annual performance, as reflected in the annual cash incentives paid for 2009 performance, but also in terms of a foundation for long-term performance, as reflected in enhancements to our Global Business Plan. The Committee believes these results further support our pay-for-performance objectives.

Establishment of 2009 Direct Annual Compensation.  In February 2009, while establishing 2009 direct annual compensation (which consists of annual cash compensation and long-term equity incentive compensation granted in 2009) for our named executive officers, the Committee considered the overall economic environment and its anticipated impact on the Corporation and the executive compensation practices of our peer groups. As a result, Mr. Falk’s 2009 direct annual compensation target was 18.3 percent lower than his 2008 direct annual compensation target. The 2009 targets for the other named executive officers were, on average, 13.8 percent lower than the targets for 2008. For more information regarding the components of the direct annual compensation targets, see “Direct Annual Compensation” below.

In response to market conditions, when establishing the value of long-term equity incentive compensation awards in February 2009, the Committee decreased the target value of these awards for Mr. Falk by 25 percent from the 2008 target value of these awards. The target value of these awards for the other named executive officers decreased, on average, by 23.1 percent from the 2008 target value.

In addition, the Committee did not increase the base salaries of any of the named executive officers in 2009. Mr. Falk’s base salary did not increase from 2007 through 2009.

Overview of Annual Cash Incentive Paid for 2009 Performance.  In 2009, we delivered substantial improvements in our gross and operating margins, resulting in earnings per share of $4.52 that were significantly above our target of $4.14. These margin improvements, along with working capital improvements, contributed to a Return on Invested Capital (“ROIC”) of 15.7 percent, compared to our target of 14.25 percent. These earnings per share and ROIC results were offset somewhat by our 2009 net sales of $19.1 billion, which were slightly less than our target of $19.4 billion. As a result, consistent with our pay-for-performance philosophy described below, the Committee determined that the corporate performance component of the annual cash incentives for 2009 should be 165 percent of target. As a result, Mr. Falk’s annual incentive payout for 2009 was 165 percent of target, and after applying business unit or staff function performance, payouts for the other named executive officers ranged from 152 to 162 percent of target. See “Annual Cash Compensation — Committee Assessment of 2009 Annual Cash Incentive Performance” for more information regarding target levels and our 2009 performance.

Other Key Actions Taken Regarding Executive Compensation Program.  As part of the Committee’s ongoing review of our executive compensation program in comparison to developing trends, as well as in response to economic conditions, several changes were implemented to our executive compensation program in 2009, including:

•	dividend equivalents are no longer paid on unvested performance-based restricted share units granted to the named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest,

•	adoption of a policy by the Committee in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits,

•	adoption of a policy by the Committee in February 2009 that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use,

•	reduction by the Committee of the maximum payout for annual cash incentives from 228 percent to 200 percent of the target payment amount to align with the practices of our peer groups,

•	compensation and benefit service is no longer accruing under our defined benefit pension plans for our named executive officers, as well as most of our U.S. employees, for plan years after 2009, and

•	a review of the peer groups used for executive compensation purposes and the adoption in April 2009 of using only the Consumer Goods Peer Group, instead of using the average of this peer group and the General Industry Peer Group, beginning with the 2010 executive compensation program.

The Committee believes these measures to be appropriate in light of evolving executive compensation practices, while still providing a competitive compensation package to our executive officers.

Executive Compensation Objectives and Policies

The Committee is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. Consistent with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

•	Stockholder Alignment. Align the financial interest of our executives with those of stockholders.

These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, established by our senior management and the Board, is designed to make the Corporation a stronger and more competitive company and to increase our total return to stockholders.

Elements of Executive Compensation Program

For 2009, the Committee authorized an executive compensation program to effect these objectives. The following table provides additional information regarding how the program is designed to achieve these objectives:

Element	Objectives Achieved	Purpose	Target Competitive Position

Base salary	• Pay-for-performance • Quality of talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer groups • Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:
    • corporate key financial goals
    • other corporate financial and strategic performance goals
    • performance of the business unit or staff function of the individual, as applicable
• Target compared to median of peer groups • Actual payout will vary based on actual corporate and business unit or staff function performance

Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Quality of talent	Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of: • performance-based restricted share units • stock option grants
• Target compared to median of peer groups (adjusted in 2009 to reflect anticipated reduced award levels based on market and economic conditions not included in peer group data)
• Actual payout of performance-based restricted share units will also vary based on actual corporate performance
• Actual payout will vary based on actual stock performance

Retirement benefits	• Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer groups

Perquisites	• Quality of talent	Provide minimal additional benefits	• Subject to review and approval by the Committee on a case-by-case basis

Post-termination compensation (severance and change in control)	• Quality of talent
Encourage attraction and retention of executives critical to our long-term success and competitiveness:
    • Severance Pay Plan, which provides eligible employees with payments and benefits in the event of certain involuntary terminations
    • Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change in control
• Subject to review and approval by the Committee on a case-by-case basis

When setting compensation for our executive officers, the Committee considers direct annual compensation, which consists of the base salary, annual cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect direct annual compensation. See “Direct Annual Compensation.”

Peer Groups for Executive Compensation Purposes

2009 Peer Groups.  To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other companies. To facilitate this comparison, in 2009 the Committee used, with respect to the named executive officers, two peer groups, the Consumer Goods Peer Group and the General Industry Peer Group:

Consumer Goods Peer Group

• Anheuser-Busch Companies, Inc. • Avon Products, Inc. • Bristol-Myers Squibb Company • Campbell Soup Company • The Clorox Company • The Coca-Cola Company • Colgate-Palmolive Company	• ConAgra Foods, Inc. • General Mills, Inc. • The Hershey Company • H.J. Heinz Company • Johnson & Johnson • Kellogg Company • Kraft Foods, Inc.	• Newell Rubbermaid Inc. • Novartis AG • PepsiCo, Inc. • Pfizer Inc. • The Procter & Gamble Company • Sara Lee Corporation

General Industry Peer Group

• 3M Company
• Aetna Inc.
• Alcoa Inc.
• Amerada Hess Corporation
• American Electric Power
• Anheuser-Busch Companies, Inc.
• CIGNA Corporation
• Colgate-Palmolive Company
• Deere & Company
• E. I. du Pont de Nemours and Company
• Eastman Kodak Company
• Eli Lilly and Company
• Emerson Electric Co.

• Fluor Corporation
• FedEx Corporation
• General Dynamics Corporation
• General Mills, Inc.
• Halliburton Company
• The Hartford Financial Services Group, Inc.
• Honeywell International Inc.
• Illinois Tool Works Inc.
• International Paper Company
• Johnson Controls, Inc.
• Marriott International, Inc.
• Masco Corporation
• McDonald’s Corporation

   • Medtronic, Inc.
• NIKE, Inc.
• Qwest Communications
• Raytheon Company
• Sara Lee Corporation
• Staples, Inc.
• Texas Instruments
   Incorporated
• Textron Inc.
• The Travelers Companies, Inc.
• U.S. Bancorp
• Union Pacific Railroad Co.
• Washington Mutual, Inc.
• Wyeth
• Xerox Corporation

The Consumer Goods Peer Group represents companies in our industry, while the General Industry Peer Group consists of companies that are similar in size to us and against which the Committee believes we compete for executive talent. The Committee averages the results of the two peer groups together for the purposes of establishing comparative data.

The peer groups are developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer groups because they are known to pay above-average or below-average compensation. The Committee and compensation consultants retained by the Committee and us also periodically review the peer groups, and the peer groups are revised as appropriate to ensure that they continue to represent similar global organizations with which we compete for executive talent in the marketplace. There were no changes in the composition of either peer group from 2008 prior to our analysis regarding 2009 compensation. Although Anheuser-Busch Companies, Inc. was included in our peer group analysis in connection with the determination of our 2009 compensation, it has been acquired and will not be included in our peer group analysis for our 2010 compensation. Washington Mutual, Inc. and Wyeth were also acquired following our analysis regarding 2009 compensation.

The following table sets forth comparative data regarding the peer groups, at the time our 2009 compensation and performance objectives were determined:

Range of Individual
	Median Annual Revenue	Company Revenues

Consumer Goods Peer Group	$13.7 billion	$4.9 billion to $83.5 billion
General Industry Peer Group	$19.0 billion	$10.3 billion to $38.1 billion

Our net sales for 2008 were $19.4 billion.

2010 Peer Group Review.  In April 2009, the Committee reviewed its practice of using two peer groups for executive compensation benchmarking purposes for our named executive officers. The review indicated that market data for the two peer groups have converged recently, leading to only a small difference between the data provided by the two groups. The review also noted that most of our peers use a single peer group comprised of companies in similar industries and that the use of a single peer group simplifies data analysis. Based on its review, the Committee adopted the use of only the Consumer Goods Peer Group for executive compensation benchmarking purposes, beginning with the 2010 executive compensation program. The Committee believes that this peer group represents the companies against which we compete for executive talent, customers and stockholders and that the use of only this peer group does not create a material difference from our current use of two peer groups.

Direct Annual Compensation

In setting 2009 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Committee considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with its approach to direct annual compensation, the Committee established 2009 direct annual compensation targets for each of our named executive officers. These target amounts formed the basis for the Committee’s compensation decisions in 2009, and the Committee believes that the 2009 target amounts it established were appropriate and consistent with our executive compensation objectives. For 2009, the direct annual compensation targets for our named executive officers were as follows:

2009 Direct Annual
Name	Compensation Target

Thomas J. Falk	$8,940,000
Mark A. Buthman	$2,646,000
Robert E. Abernathy	$3,056,250
Robert W. Black	$2,161,000
Anthony J. Palmer	$1,750,000

The 2009 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2009.

•	As described below under “Long-Term Equity Incentive Compensation — Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table.

•	In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

As shown in the following charts, performance-based compensation (annual cash incentive, performance-based restricted share units and stock options) constituted a significant portion of our named executive officers’ direct annual compensation targets. Similarly, a large percentage of the direct compensation targets was in the form of equity (performance-based restricted share units and stock options).

Process for Setting Direct Annual Compensation.  In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the peer groups described above. Because of the anticipated effects of market and economic conditions that occurred after the market data was gathered, for 2009 the Committee also compared these target levels to the peer groups assuming a 20 percent reduction in the peer groups’ long-term equity incentive compensation component. As a result, although target direct annual compensation for most of our named executive officers was at or near the adjusted median of the peer group data, it was below the actual median of the peer group data.

In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median (as well as the adjusted median, as discussed above), setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay-for-performance” culture.

In setting compensation for executive officers who join us from other companies, the Committee evaluates both market data for the position to be filled as well as the officer candidates’ compensation history at other companies. The Committee recognizes that, in order to successfully recruit candidates to leave their current position and to join us, the candidate’s compensation package will likely have to exceed their current compensation and may put an executive’s compensation above the median of the peer groups.

Chief Executive Officer Direct Annual Compensation.  Mr. Falk’s direct annual compensation is determined by the Committee in the same manner as the direct annual compensation of the other named executive officers, based on the policies and process described above. Mr. Falk’s direct annual target compensation is at or near the adjusted median (which reflects a 20 percent reduction in long-term equity incentive compensation, as discussed above) of direct compensation for chief executive officers of companies included in the peer group comparison with comparable levels of responsibilities.

The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executive officers. A contributing factor in the disparity of responsibilities is that the Corporation’s organizational structure does not include a Chief Operating Officer. As a result, the market pay level for Mr. Falk is substantially higher than the market pay for other officer positions.

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is divided between base salary and an annual cash incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies, as well as the individual executive’s performance and experience in the position. Performance is based on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year. In addition, the executive’s leadership performance is measured against the following behaviors viewed as describing an executive that is adept at leading the strategic, operational and organizational aspects of our global business:

•	strategic leadership

•	innovation focus

•	global operations focus

•	building talent

•	consumer/shopper/user focus

•	stakeholder relations focus

•	change leadership

•	personal effectiveness, including intellectual competence, inspiration and passion, personal integrity, openness to innovation and change, and emotional maturity

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. Executives may be paid above or below the median depending on their experience and performance.

In 2009, the Committee did not increase our named executive officers’ base salaries, in light of market and business conditions in early 2009, as well as in response to anticipated practices at peer group companies. Mr. Falk’s base salary did not increase from 2007 through 2009.

The base salaries paid to our named executive officers in 2009 can be found in the Summary Compensation Table. As noted above, salary adjustments for our named executive officers take place on April 1 in years with increases. As a result, 2009 base salary amounts reflected in the Summary Compensation Table for our named executive officers (other than Mr. Falk) are slightly higher than 2008 base salary amounts because of base salary increases effective April 1, 2008.

Annual Cash Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving our annual performance objectives.

The target level for these annual payments is a percentage of the executive’s base salary, and that target level is compared to the median of the peer group comparison described above and is set as described under “Direct Annual Compensation.” The range of possible payouts is expressed as a percentage of the target level and was determined based on competitive factors and the goal of encouraging a performance-oriented environment. In 2009, the Committee reduced the maximum payout from 228 percent to 200 percent of the target payment amount to align with the practices of our peer groups. The target payment amounts and range of possible payouts for 2009 were as follows:

	Target Payment Amount	Possible Payout

Chief Executive Officer	140% of base salary	0% - 200% of target payment amount
Other Named Executive Officers	85% of base salary	0% - 200% of target payment amount

Under the program, a significant percentage of the annual cash incentive is dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from the financial and strategic goals stated in our Global Business Plan. The Committee has adjusted in the past, and may adjust in the future, the calculation of financial goals to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes, such as the effect of extraordinary gains or losses. Establishing performance goals and target levels represents an exercise of discretion by the Committee under this program to limit the amount of the incentive payments, consistent with our pay-for-performance policy. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to 0.3 percent of the Corporation’s earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this maximum award has consequently never been paid to any of the executive officers.

For 2009, the Committee established the following performance goals and relative weights for our named executive officers:

	Thomas J.	Mark A.	Robert E.	Robert W.	Anthony J.
	Falk	Buthman	Abernathy	Black	Palmer

Corporate performance	100%	70%	50%	50%	70%
Performance of business unit or staff function	—	30	50	50	30

Total	100%	100%	100%	100%	100%

Corporate performance consists of (i) corporate key financial goals and (ii) other corporate financial and strategic performance goals, with these components weighted 70 percent and 30 percent, respectively.

The Committee has established these allocations to strike an appropriate balance between aligning the executives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. Each year, the Committee determines the appropriate split between corporate and business unit or staff function performance goals based on its assessment of the appropriate balance.

•	Corporate key financial goals

•	Net Sales. Net sales are a key indicator of our overall growth and create an incentive to seek an increasing role in the markets in which we compete.

•	EPS. Earnings per share consists of diluted net income per share attributable to Kimberly-Clark Corporation.

•	ROIC. After EPS and net sales are determined as described above, a multiplier based on return on invested capital is applied to the result to determine the payout percentage. ROIC indicates the return we earn on the capital invested in our businesses, and it measures our efficiency in allocating our capital and creates an incentive to maximize returns on our capital. The formula we use to calculate ROIC can be accessed under the Investors section of our website at www.kimberly-clark.com.

•	Other corporate financial and strategic performance goals. The Committee also established other corporate financial and non-financial strategic performance goals that are intended to challenge our executives and to incentivize them to stretch to exceed our long-term objectives. These goals, intended to further align compensation with achieving the goals of our Global Business Plan, included:

•	Consolidated cash provided by operations.

•	Consolidated gross margin improvement.

•	Cash generation from competitive improvement initiatives and cost savings programs, cash generation savings cash flow run rate, and working capital improvement from 2008.

•	Margin-enhancing innovation measured by net sales from innovation.

•	Brand equity attribute improvement in key categories and markets.

•	Diversity and inclusion achievements.

Actual performance in these areas is reviewed following the end of the year, and the Committee determines a payout percentage based on its assessment of the degree to which these goals are achieved.

•	Performance of business unit or staff function. Our Chief Executive Officer establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that business unit or staff function. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer, the Committee then determines a payout percentage for the executive based on this performance assessment.

Committee Assessment of 2009 Annual Cash Incentive Performance.

•	Corporate key financial goals. In 2009, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2009 results as determined by the Committee, were as follows:

	Potential Payout as a Percentage of Target
	0%	100%	200%	Actual

Net Sales (billions)	$17.00	$19.40	$21.80	$19.10
EPS	$3.73	$4.14	$4.55	$4.52
	0.8 x	1.0 x	1.2 x

ROIC multiplier (basis point (bps) improvement)	(26) bps	14 bps	54 bps	160 bps

Based on these results, the Committee determined that the payout percentage for achieving the key financial goals should be 171 percent of target.

•	Other corporate financial and strategic performance goals. The Committee also assessed performance against the other financial and strategic performance goals established at the beginning of 2009. Regarding these goals, the Committee determined that in 2009 we significantly exceeded the goals regarding consolidated cash provided by operations, consolidated gross margin improvement and cash generation improvement, and that we met the goals regarding margin-enhancing innovation, brand equity attribute improvement and diversity and inclusion achievements. On balance, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 150 percent of target.

•	Performance of business unit or staff function. Our Chief Executive Officer provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that business unit or staff function. In determining the performance of Messrs. Abernathy’s and Black’s respective business units, the Committee excluded a charge related to the Corporation’s 2009 organization optimization efforts, noting that the future benefits expected to be achieved from these efforts will be taken into account in setting future performance objectives of the business units. In addition, in determining the performance of Mr. Black’s business unit, the Committee also excluded a benefit resulting from a favorable change due to the impact of currency exchange. Based on performance of the business unit or staff function, the Committee determined payout percentages for business unit or staff function performance that, for our named executive officers, ranged from 122 percent to 160 percent of target.

Payouts for 2009.  The following table summarizes the payout opportunities and shows the actual payout of annual cash incentives for 2009 for our named executive officers:

	Annual		Annual		2009 Annual
	Incentive Target		Incentive Maximum		Incentive Payout
	% of Base		% of		% of
Name	Salary	Amount($)	Target	Amount($)	Target	Amount($)

Thomas J. Falk	140%	1,714,994	200%	3,429,989	165%	2,824,081
Mark A. Buthman	85%	561,000	200%	1,122,000	152%	851,480
Robert E. Abernathy	85%	531,250	200%	1,062,500	160%	850,219
Robert W. Black	85%	476,000	200%	952,000	162%	773,109
Anthony J. Palmer	85%	425,000	200%	850,000	153%	649,268

The cash incentive payments were paid to the executives in February 2010 and are included in the Summary Compensation Table.

Information Regarding Annual Cash Incentive Payouts from 2005 through 2009.  The following table sets forth information regarding payouts for corporate goals (the combination of corporate key financial goals and other corporate financial and strategic performance goals), as well as the average total payout percentages (including business unit or staff function performance) for the current named executive officers, from 2005 through 2009:

	2009	2008	2007	2006	2005	Average

Payout for Corporate Goals	165%	55%	170%	97%	90%	115%
Average Total Payout Percentages for Current Named Executive Officers	158%	75%	163%	100%	96%	118%

From 2005 through 2009, total payout percentages (including business unit or staff function performance) for the current named executive officers ranged from 55 percent to 187 percent of the participant’s target award opportunity. Generally, the Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages. When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, our stock price performance and other market factors. The 2009 long-term equity incentive awards were granted to the named executive officers in February 2009 based on an assessment of those factors at that time. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, adjusted as described under “Direct Annual Compensation,” grants from prior years were not considered when setting 2009 targets or granting awards.

For 2009, the Committee set the long-term equity incentive compensation grant value for each executive based on first comparing direct annual compensation to the median of our peer groups, adjusted as described under “Direct Annual Compensation” and reflecting the performance of the executive officer. This grant value was then divided into two grants, described in more detail below, consisting of:

•	Performance-based restricted share units and

•	Stock options.

Performance-Based Restricted Share Unit Awards.  In February 2009, executives received awards of performance-based restricted share units with a value equal to two-thirds of the target grant date value for long-term equity incentive compensation. For this purpose, performance-based restricted share units are valued on the basis that one unit has the same value as one share of our common stock on the date of grant.

2009-2011 Performance-Based Restricted Share Unit Goals and Targets.  For the performance-based restricted share unit awards granted in 2009, the actual number of shares to be received by the executives will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met. The Committee increased the maximum payout for these awards in 2009 from 150 percent to 200 percent to align with the practices of our peer groups. The performance objectives for the 2009 awards are based on average annual net sales growth and the average ROIC for the period January 1, 2009 through December 31, 2011, as follows:

	Relative	Potential Payout as a Percentage of Target
Goal	Weight	0%	100%	200%

Annual Net Sales Growth	50%	0.0%	2.0%	4.0%
ROIC	50%	13.4%	14.4%	15.4%

The performance objectives attempt to balance our Global Business Plan objectives, including annual net sales growth of two percent and average ROIC improvement of approximately 15 basis points per year during this period, peer group performance and our past and future performance. Information regarding restricted share unit awards granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2006-2008 Performance-Based Restricted Share Unit Goals and Targets.  In April 2009, the Committee determined the results of the 2006 through 2008 performance period for the performance-based restricted share units granted in 2006. The performance objective for the 2006 awards was based on adjusted ROIC for the period January 1, 2006 through December 31, 2008. The average adjusted ROIC objective, the potential payouts for achieving the objective and the actual results for this period as determined by the Committee were as follows:

	Potential Payout as a Percentage of Target
	0%	50%	100%	150%	Actual

Adjusted ROIC	14.8%	15.3%	15.8%	16.3%	15.1%

For purposes of calculating average adjusted ROIC, the impact of the adoption of Financial Accounting Standards Board Interpretation (“FASB”) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 (“FIN 48”), and the effect of an extraordinary loss related to the consolidation of certain financing entities and certain notes receivable related to these financing entities were excluded from the ROIC calculation.

Based on this review, the Committee determined that the payout percentage should be 30 percent of target. The following table includes information about the opportunities and payouts regarding these grants to our named executive officers:

			2006 - 2008
			Performance-Based
			Restricted Share Unit
		Maximum	Award (Paid in April 2009)
	Target Amount	Amount of	% of	Amount of
Name	of Shares(#)	Shares(#)	Target	Shares(#)

Thomas J. Falk	43,987	65,981	30%	13,196
Mark A. Buthman	9,649	14,474	30%	2,895
Robert E. Abernathy	11,351	17,027	30%	3,405
Robert W. Black	5,676	8,514	30%	1,703
Anthony J. Palmer	—	—	—	—

When these grants were made in 2006, Mr. Palmer was not employed by the Corporation. The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in April 2009 and are included in the Option Exercises and Stock Vested in 2009 table.

Stock Option Awards.  In April 2009, executive officers also received awards of stock options with a value equal to one-third of the target grant date value for long-term equity incentive compensation. For this purpose, stock options are valued on the basis that one option has the same value as 20 percent of the price of one share of the Corporation’s common stock on the date of grant. The value we use for this purpose differs from, and in 2009 was higher than, the value we use for financial statement purposes. The Committee believes that this value is an appropriate way to determine the number of options to be granted under the 2001 Plan because it provides more consistent application and is not subject to the volatility inherent in the Black-Scholes-Merton valuation method used for financial statement purposes. This value was reduced from 20 percent to 15 percent in November 2009, as a result of a review of the Corporation’s Black-Scholes-Merton valuation of the previous five years. The Black-Scholes-Merton valuation has declined from its 2005 level and has remained at approximately ten percent for 2008 and 2009. Due to this decline, the Committee believed it was appropriate to adjust the value used for option grants. This reduced value will apply to executives’ option grants beginning in 2010. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Retirement Benefits

Our named executive officers participate in our defined benefit pension plans and defined contribution plans. These plans are consistent with those maintained by our peer group companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans generally increase for each year they remain employed by us. The Committee believes that these retirement benefit and contribution plans are important parts of our compensation program.

Pension Plans.  We maintain a funded, tax-qualified, non-contributing defined benefit pension plan for employees, including named executive officers, who joined the Corporation before January 1, 1997. We also maintain supplemental pension plans that provide benefits to the participants in the pension plan as are necessary to fulfill the intent of our pension plan without regard to the limitations imposed by the Internal Revenue Code on qualified pension plans. We stopped accruing compensation and benefit service under these plans for most of our U.S. employees, including named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits.”

Defined Contribution Plans.  For employees who joined the Corporation on or after January 1, 1997, or for those employees who elected to opt out of continuing service accruals in our pension plans, through December 31, 2009 we maintained an additional tax-qualified defined contribution plan (the Retirement Contribution Plan). In addition, we maintained the Retirement Contribution Excess Benefit Program (the “supplemental Retirement Contribution Program”), a nonqualified defined contribution plan intended to provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code. For a more detailed explanation of the Retirement Contribution Plan and supplemental Retirement Contribution Program, and the balance of amounts contributed on behalf of our named executive officers who participated in these plans, see “Nonqualified Deferred Compensation.”

We also maintained through December 31, 2009 a tax-qualified defined contribution plan (the Incentive Investment Plan), which was a 401(k) plan that covered eligible employees, including our named executive officers. For more information, see “Nonqualified Deferred Compensation — Overview of Qualified and Non-Qualified Plans.”

We discontinued all contributions and accruals to the Retirement Contribution Plan and the Incentive Investment Plan, and modified the accruals for the supplemental Retirement Contribution Program, for plan years after 2009 for most of our U.S. employees, including named executive officers. Effective January 1, 2010, we adopted the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) Profit Sharing Plan”), a new 401(k) profit sharing plan to provide for a matching contribution of 100 percent of a U.S. employee’s contributions to the plans, to a yearly maximum of four percent of eligible compensation, as well as a discretionary profit sharing contribution, in which contributions will be based on our profit performance. Also effective January 1, 2010, the supplemental Retirement Contribution Program was renamed the Kimberly-Clark Corporation Supplemental Retirement 401(k) and Profit Sharing Plan (the “Supplemental 401(k) Plan”) and amended to provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans. Most U.S. employees’ investment balances, including those of our named executive officers, in the Incentive Investment Plan and Retirement Contribution Plan were transferred to the new 401(k) Profit Sharing Plan.

Other Compensation

We provide our executive officers with minimal perquisites. In general, perquisites made up less than 0.4 percent of aggregate total compensation for our named executive officers in 2009.

These perquisites include personal financial planning services provided by an independent firm, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider and permitted personal use of corporate aircraft consistent with the Corporation’s policy. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Our Chief Executive Officer no longer receives personal financial planning services pursuant to this program. The executive health screening program provides executives with additional services that help maintain their overall health. We encourage our executives to take advantage of this service.

The Board of Directors has approved an executive security program for our Chief Executive Officer. Under this program, our Chief Executive Officer is required to use our corporate aircraft for all business and personal travel, consistent with the Corporation’s policy, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, a security assessment is conducted by an independent security consultant, and the program is reviewed by the Board, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. The incremental cost to us of providing security services at Mr. Falk’s residences, personal travel for our named executive officers and their guests on our corporate aircraft and any related tax reimbursements and gross-ups is included in “All Other Compensation” in the Summary Compensation Table. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use. In addition, the Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

Post-Termination Benefits

We maintain several severance plans for our executive officers. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. An executive officer may not receive severance benefits under more than one severance plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change in Control — Severance Benefits.”

Severance Pay Plan.  Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service. See “Potential Payments on Termination or Change in Control — Severance Benefits.”

Executive Severance Plan.  Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change in control. For an eligible employee to receive a payment under this plan, both a change in control must occur and the eligible employee’s employment must be terminated (often referred to as a “double trigger”). Each of the named executive officers has entered into an agreement under the plan that expires on December 31, 2011. The plan and the agreements were amended in 2009 in order to comply with recent rulings regarding the tax deductibility of payments under the plan and agreements, as well as to eliminate benefits under the plan related to the Corporation’s pension plans, supplemental pension plans, the Retirement Contribution Plan and the supplemental Retirement Contribution Program and to provide instead corresponding benefits related to the new 401(k) Profit Sharing Plan and Supplemental 401(k) Plan. See “Potential Payments on Termination or Change in Control — Severance Benefits.”

Executive Compensation for 2010

Base Salary.  In February 2010, the Committee approved the following base salaries for our named executive officers, effective on April 1, 2010:

Name	Base Salary($)

Thomas J. Falk	1,300,000
Mark A. Buthman	725,000
Robert E. Abernathy	750,000
Robert W. Black	600,000
Anthony J. Palmer	525,000

Annual Cash Incentives.  In February 2010, the Committee also established objectives for 2010 annual cash incentives payable in 2011 to our named executive officers. Depending on actual performance in 2010 against the financial and non-financial goals, 2010 incentive payments could range from zero to 200 percent of the named executive officers’ target payments.

As discussed in “Annual Cash Compensation — Annual Cash Incentives” above, the Committee sets the appropriate split among corporate key financial goals, other corporate financial and strategic performance goals and business unit or staff function objectives each year.

Incentive payments for 2010 will be based on the Committee’s judgment regarding our corporate and the executive officers’ performance in 2010 against those objectives. The corporate key financial goals for 2010 are designed to encourage a continued focus on executing our long-term Global Business Plan objectives and include achieving net sales, adjusted operating profit return on sales, and adjusted earnings per share goals.

The Committee also established other corporate financial and non-financial goals for 2010. These goals, intended to further align compensation with achieving our Global Business Plan, include:

•	Focusing on gross profit growth, brand building spending growth, cost savings, and operating profit growth.

•	Focusing on brand equity and market performance.

•	Driving innovation.

•	Continuing progress in diversity and inclusion.

In addition, goals have been established for each named executive officer, other than our Chief Executive Officer, relating to his business unit or specific staff function.

Long-Term Equity Incentive Compensation.  The Committee granted performance-based restricted share units to our named executive officers in February 2010. The performance objectives for the performance-based restricted share unit awards granted in 2010 are based on average annual net sales growth and average adjusted ROIC for the period January 1, 2010 through December 31, 2012. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met.

Information regarding the performance-based restricted share unit awards granted on February 22, 2010 to our named executive officers is set forth below.

	Performance-Based
	Restricted Share Units
	Target Amount	Maximum Amount
Name	of Shares (#)	of Shares (#)

Thomas J. Falk	83,472	166,944
Mark A. Buthman	17,807	35,614
Robert E. Abernathy	20,033	40,066
Robert W. Black	15,582	31,164
Anthony J. Palmer	9,460	18,920

In addition, on February 22, 2010, the Committee granted Mr. Abernathy 8,347 shares of time-vested restricted share units. This retention grant will vest in full on the third anniversary of the date of grant. Dividend equivalents on these units will be accumulated and paid in additional shares after the time-vested restricted share units vest.

Additional Compensation Information

Use of Independent Compensation Consultant.  As previously discussed, the Committee engaged The Delves Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2009 pursuant to our compensation policies described above. Consistent with the

Committee’s policy in which its independent consultant may provide services only to the Committee, The Delves Group had no other business relationship with the Corporation and received no payments from us other than fees for services to the Committee. See “Part Two — Corporate Governance Information — Management Development and Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be awarded to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

Analysis of Risks Arising from Design of Executive Compensation Program.  The Committee, with the assistance of its independent consultant and the Corporation’s consultant, has reviewed an assessment of our compensation programs, including our executive compensation program. Based on this assessment, the Committee believes that the design of our executive compensation program does not encourage our named executive officers to take unnecessary and excessive risks and that the risks arising from the design of these programs are not reasonably likely to have a material adverse effect on the Corporation. The Committee reached the same conclusion for our other compensation programs. For a discussion of the factors that contributed to the Committee’s conclusions, see “Analysis of Risks Arising from Design of Compensation Programs.”

Timing of Long-Term Equity Grants.  Our policies and the 2001 Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant. The Committee’s practice is to award options at its April Committee meeting. Committee meeting dates are set by the Committee at least one year in advance. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

In 2009, the Committee awarded performance-based restricted share units to executive officers at its February Committee meeting, and it intends to continue this practice. We believe this practice is consistent with award practices at other large public companies. Through 2008, the Committee had awarded executive officers restricted share units at the same time it granted stock options. Prior to 2004, restricted stock was awarded at various meetings of the Committee for retention purposes. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

The Committee administers our equity plans, which were approved by our stockholders in 1992 and 2001. Two categories of stock grants have been made under our equity plans: annual grants and recruiting or retention grants. Annual grants are made each year at a meeting of the Committee, as described above. Annual grants have accounted for approximately 99.5 percent of all options granted under these plans since 1993. Our executives are not permitted to choose the grant date for their individual stock option grants.

Our Chief Executive Officer has limited authority to grant employee stock options, restricted stock and restricted share units in connection with recruiting and special employee recognition and retention matters. Any recruiting and retention grants may not exceed 200,000 stock options, shares of restricted stock or restricted share units, in the aggregate, in any calendar year. These recruiting and retention grants are made on a pre-determined date following the release of our earnings during each quarter. Our Chief Executive Officer is not permitted to make any recruiting and retention grants to any of our executive officers. In 2009, our Chief Executive Officer authorized recruiting and retention grants consisting of an aggregate of 100,202 time-vested restricted share units, performance-based restricted share units and stock options.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct the Corporation to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Target Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our corporate officers, including our named executive officers.

All executive officers are expected to own our common stock in an amount equivalent to three times their annual base salary. The Chief Executive Officer is expected to own an amount of our common stock which is six times his annual base salary. Failure to attain targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in a reduction in future long-term equity incentive awards granted to the executive. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are considered as being owned and performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in 2009 for compliance with these guidelines. Based on our stock price as of the compliance date for this review, the stock ownership levels specified by the guidelines have been met or exceeded by each of our named executive officers, other than Messrs. Black and Palmer, who joined the Corporation in 2006 and who have less than five years of service.

We have a policy requiring all executive officers to review transactions involving our common stock or other securities related to our common stock with our Legal Department prior to entering into the transactions.

Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain prior clearance from our Legal Department prior to engaging in any hedging transaction to ensure compliance with applicable laws. Any shares an employee owns subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our named executive officers engaged in any hedging transactions in 2009.

Tax Deduction for Executive Compensation.  The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several classes of executive compensation including the option awards to executive officers are designed to meet the requirements for deductibility. Other classes of executive compensation including the long-term equity grants as described above may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In our view and the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align elected officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James M. Jenness, Chairman
Abelardo E. Bru
Mae C. Jemison, M.D.
Ian C. Read

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Our named executive officers include our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2009. Additional information regarding the items reflected in each column follows the table.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Thomas J. Falk	2009	1,224,996	4,000,022	870,791	2,824,081	2,389,144	78,394	11,387,428
Chairman of the	2008	1,224,996	5,333,311	1,293,953	943,247	1,276,613	103,896	10,176,016
Board and Chief	2007	1,212,497	5,166,734	1,611,527	2,498,992	1,195,872	143,406	11,829,028
Executive Officer

Mark A. Buthman	2009	660,000	949,998	206,811	851,480	385,044	85,193	3,138,526
Senior Vice President	2008	645,000	1,266,682	307,314	370,260	252,410	114,775	2,956,441
and Chief Financial	2007	578,756	1,066,699	332,702	734,400	221,778	88,087	3,022,422
Officer

Robert E. Abernathy	2009	625,000	1,266,679	275,750	850,219	1,108,360	7,887	4,133,895
Group President —	2008	606,249	1,533,328	372,010	349,745	433,139	100,337	3,394,808
North Atlantic	2007	545,009	1,266,669	395,085	822,794	529,655	11,250	3,570,462
Consumer Products

Robert W. Black	2009	560,000	750,013	163,274	773,109	0	101,002	2,347,398
Group President —	2008	549,999	999,972	242,618	565,581	0	99,897	2,458,067
K-C International	2007	514,997	666,615	207,934	616,715	0	81,581	2,087,842

Anthony J. Palmer(1)	2009	500,000	549,981	119,733	649,268	0	75,990	1,894,972
Senior Vice President	2008	491,250	733,325	177,917	284,750	0	93,459	1,780,701
and Chief Marketing
Officer

(1)	Because Mr. Palmer became one of our three other most highly compensated executive officers in 2008, his 2007 compensation is not included in this table.

Salary.  The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards.  The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2001 Plan.

The restricted share unit awards either vest over time or based on the achievement of performance-based standards.

The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Notes 9, 8 and 6 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2009, 2008 and 2007, respectively, for the assumptions we used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below:

		Stock Awards
Name	Year	($)

Thomas J. Falk	2009	8,000,044
	2008	7,999,996
	2007	3,875,051

Mark A. Buthman	2009	1,899,995
	2008	1,900,023
	2007	800,024

Robert E. Abernathy	2009	2,533,358
	2008	2,299,993
	2007	950,002

Robert W. Black	2009	1,500,026
	2008	1,499,958
	2007	499,961

Anthony J. Palmer	2009	1,099,963
	2008	1,099,988

Non-Equity Incentive Plan Compensation.  The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury Bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”

Messrs. Falk and Abernathy have deferred compensation in prior years pursuant to the Deferred Compensation Plan. Earnings on that deferred compensation are not included in the Summary Compensation Table because the earnings were not above-market or preferential. Messrs. Buthman, Black and Palmer participated in the supplemental Retirement Contribution Program, a non-qualified defined contribution plan. Earnings on that plan are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and each named executive officer’s earnings under those plans in 2009.

All Other Compensation.  All other compensation consists of the following:

			Defined
			Contribution	Tax
		Perquisites	Plan Payments	Gross-Ups	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)

Thomas J. Falk	2009	71,044	7,350	0	78,394
	2008	88,841	6,900	8,155	103,896
	2007	114,960	6,750	21,696	143,406

Mark A. Buthman	2009	2,175	83,018	0	85,193
	2008	5,950	108,825	0	114,775
	2007	7,777	79,101	1,209	88,087

Robert E. Abernathy	2009	305	7,350	232	7,887
	2008	56,420	6,900	37,017	100,337
	2007	4,500	6,750	0	11,250

Robert W. Black	2009	2,394	98,608	0	101,002
	2008	7,023	92,874	0	99,897
	2007	10,294	71,287	0	81,581

Anthony J. Palmer	2009	5,500	70,490	0	75,990
	2008	8,000	85,459	0	93,459

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis — Other Compensation.”

Except with respect to Messrs. Falk and Abernathy, amounts shown as perquisites consist solely of amounts paid pursuant to our Executive Financial Counseling Program and our executive health screening program. Amounts shown as perquisites for Mr. Abernathy for 2008 consist of $48,670 for reimbursement of certain moving and related expenses and $7,750 paid pursuant to our Executive Financial Counseling Program and for 2009 consist of $305 for reimbursement of certain moving and related expenses. Perquisites for Mr. Falk included the following:

			Executive
	Personal Use		Health	Travel to
	of Corporate	Security	Screening	Board
	Aircraft($)(a)	Services($)(b)	Program($)	Events($)(c)	Total($)

2009	32,277	36,695	2,072	0	71,044
2008	54,395	34,446	0	0	88,841
2007	45,320	56,120	0	13,520	114,960

(a)	Our Chief Executive Officer is required to use our corporate aircraft for personal travel pursuant to an executive security program established by the Board. The amount shown for personal use of our aircraft is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel. Items included in calculating this variable cost for 2009 are crew travel costs, crew meals, fuel, catering, supplies, landing and parking fees, and maintenance costs. Non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft are excluded. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by our Chief Executive Officer to an aggregate annual incremental cost to the Corporation of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to the Corporation for the use.

(b)	Personal security services provided as required by our chief executive officer security program.

(c)	Incremental travel and related costs, including for Mr. Falk’s spouse and child who accompanied him, in connection with Board meetings and customer site visits in Turkey and Russia in 2007. These meetings and visits continued a long-standing practice of the Board to periodically visit our important international markets and to be accompanied by spouses/guests on these visits.

(2)	Defined Contribution Plan Payments. Matching contributions were made under the Incentive Investment Plan for all named executive officers. The value for Messrs. Black, Buthman and Palmer also includes amounts contributed or allocated to the Retirement Contribution Plan and supplemental Retirement Contribution Program. Messrs. Buthman, Black and Palmer are the only named executive officers who participated in the Retirement Contribution Plan and supplemental Retirement Contribution Program, which are described under “Compensation Discussion and Analysis — Retirement Benefits.”

(3)	Tax Gross-Ups. The amounts shown in 2008 and 2009 for Mr. Abernathy reflect tax reimbursement for moving and related expenses incurred for a relocation in connection with his change in duties. For the remaining named executive officers, amounts reflect tax reimbursement and related gross-ups with respect to certain business and personal use of our corporate aircraft. In addition, for Mr. Falk, the amounts in 2007 reflect tax reimbursement and related gross-up with respect to (i) travel for Mr. Falk’s spouse and child for the Board meetings and customer site visits in Turkey and Russia described above and (ii) tour of historical sites in Turkey for Mr. Falk, his spouse and child. The Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

(4)	Certain Dividends. The named executive officers also receive dividends on restricted stock and dividend equivalents on restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by our named executive officers are not included in the Summary Compensation Table. The named executive officers received the following dividends and dividend equivalents on the restricted stock, as applicable, and restricted share units held by them:

		Dividends
Name	Year	Received($)

Thomas J. Falk	2009	573,946
	2008	630,171
	2007	699,533
Mark A. Buthman	2009	127,008
	2008	142,368
	2007	137,057
Robert E. Abernathy	2009	149,737
	2008	161,869
	2007	145,403
Robert W. Black	2009	86,108
	2008	73,162
	2007	40,754
Anthony J. Palmer	2009	64,847
	2008	67,500

Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to the named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest. The value of these accumulated dividend equivalents will not be included in the table above until the underlying performance-based restricted share units vest and the dividend equivalents are paid in additional shares.

Under the terms of their letter agreements, Mr. Black’s and Mr. Palmer’s dividend equivalents on their respective restricted share unit awards granted as part of their signing bonuses are reinvested in additional restricted share units. The grant date fair value of these reinvested dividend equivalents is reflected in the table above.

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to the named executive officers during 2009 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2009

									All Other
									Option		Grant
									Awards:	Exercise	Date Fair
									Number of	or Base	Value of
			Estimated Future Payouts Under Non-Equity			Estimated Future Payouts			Securities	Price of	Stock and
			Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Type	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)	($)(5)

Thomas J. Falk	Annual cash incentive award		0	1,714,994	3,429,989
	Performance-based RSU	2/26/09				0	85,727	171,454			4,000,022
	Time-vested stock option	4/29/09							201,572	49.61	870,791
Mark A. Buthman	Annual cash incentive award		0	561,000	1,122,000
	Performance-based RSU	2/26/09				0	20,360	40,720			949,998
	Time-vested stock option	4/29/09							47,873	49.61	206,811
Robert E. Abernathy	Annual cash incentive award		0	531,250	1,062,500
	Performance-based RSU	2/26/09				0	27,147	54,294			1,266,679
	Time-vested stock option	4/29/09							63,831	49.61	275,750
Robert W. Black	Annual cash incentive award		0	476,000	952,000
	Performance-based RSU	2/26/09				0	16,074	32,148			750,013
	Time-vested stock option	4/29/09							37,795	49.61	163,274
Anthony J. Palmer	Annual cash incentive award		0	425,000	850,000
	Performance-based RSU	2/26/09				0	11,787	23,574			549,981
	Time-vested stock option	4/29/09							27,716	49.61	119,733

(1)	Represents the potential annual performance-based incentive cash payments each executive could earn in 2009. These awards were granted under our Executive Officer Achievement Award Program approved by stockholders in 2002. Actual amounts earned in 2009 were based on the 2009 objectives established by the Management Development and Compensation Committee at its February 26, 2009 meeting. See “Compensation Discussion and Analysis — Annual Cash Compensation — Annual Cash Incentives.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2009 objectives were met. The actual amounts paid in 2010 based on the 2009 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted under the 2001 Plan to our named executive officers on February 26, 2009. The number of performance-based restricted share units granted in 2009 that will ultimately vest on February 26, 2012 could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average ROIC performance objectives for those awards are met. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance-Based Restricted Share Unit Awards.”

(3)	The grant date for each award is the same date that the Committee took action to grant the awards.

(4)	Time-vested stock options granted under the 2001 Plan to our named executive officers on April 29, 2009.

(5)	Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Notes 9, 8 and 6 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2009, 2008 and 2007, respectively, for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2009 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

In 2006, the Corporation and Mr. Black entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of stock options and restricted share units, as well as additional severance protection for Mr. Black. See “Potential Payments on Termination or Change in Control — Severance Benefits — Letter Agreement with Mr. Black.” Also in 2006, the Corporation and Mr. Palmer entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of stock options and restricted share units, as well as additional severance protection for Mr. Palmer. See “Potential Payments on Termination or Change in Control — Severance Benefits — Letter Agreement with Mr. Palmer.” Other than these letter agreements and the executive severance plans described below, none of our named executive officers has any employment agreement with us. See “Potential Payments on Termination or Change in Control.”

Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2001 Plan, which was approved by stockholders in 2001. The 2001 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. From 2004 through 2007, the Committee used a combination of time-vested restricted share units, performance-based restricted share units and stock options. In 2008 and 2009, the Committee did not award time-vested restricted share units to our named executive officers. Each named executive officer received grants of stock options and performance-based restricted share units under the 2001 Plan in 2009.

For grants of stock options, the 2001 Plan provides that the option exercise price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2009 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning April 29, 2010; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2009 vest three years following grant in a range from zero to 200 percent of the target levels based on our average annual net sales growth and average adjusted ROIC performance during the three years. As of February 9, 2010, the performance-based restricted share units granted in 2009, 2008 and 2007 were on pace to vest at the following levels: 151 percent for the 2009 award, 29 percent for the 2008 award and 60 percent for the 2007 award.

For restricted share units, during the restricted period an executive who is awarded restricted share units is not entitled to vote the units but, for units granted prior to 2009, receives cash equal to dividends paid on our common stock (other than Mr. Black’s and Mr. Palmer’s dividend equivalents on their respective restricted share unit awards granted as part of their signing bonuses, which are reinvested in additional restricted share units). Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to the named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest.

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers at December 31, 2009. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2009(1)

		Option Awards(2)(3)					Stock Awards
											Equity Incentive
											Plan Awards:
		Number of		Number of					Equity Incentive		Market or
		Securities		Securities			Number of	Market Value	Plan Awards:		Payout Value of
		Underlying		Underlying			Shares or	of Shares	Number of		Unearned Shares,
		Unexercised		Unexercised	Option		Units of	or Units of	Unearned Shares,		Units or Other
		Options		Options	Exercise	Option	Stock That	Stock That	Units or Other		Rights That
	Grant	(#)		(#)	Price	Expiration	Have Not	Have Not	Rights That Have		Have Not
Name	Date	Exercisable		Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)		Vested($)(8)
Thomas J. Falk
	4/29/09	0		201,572	49.61	4/29/19
	2/26/09								177,298	(9)	11,295,656
	4/23/08	62,509		145,857	63.99	4/23/18
	4/23/08								83,346		5,309,974
	4/25/07	86,254		57,504	71.88	4/25/17
	4/25/07						35,940	2,289,737
	4/25/07								35,940		2,289,737
	4/26/06	175,946		0	58.73	4/26/16
	4/26/06						29,325	1,868,296
	4/28/05	167,776		0	61.59	4/28/15
	4/28/05						13,982	890,793
	4/28/04	122,031		0	63.14	4/28/14
	2/18/02	305,077		0	59.97	2/17/12
	2/22/01	228,807	(10)	0	68.59	2/21/11

Mark A. Buthman
	4/29/09	0		47,873	49.61	4/29/19
	2/26/09								42,108	(9)	2,682,701
	4/23/08	14,846		34,641	63.99	4/23/18
	4/23/08								19,795		1,261,139
	4/25/07	17,807		11,872	71.88	4/25/17
	4/25/07						7,420	472,728
	4/25/07								7,420		472,278
	4/26/06	38,595		0	58.73	4/26/16
	4/26/06						6,433	409,846
	4/28/05	36,803		0	61.59	4/28/15
	4/28/05						3,067	195,399
	4/28/04	24,558		0	63.14	4/28/14
	2/17/03	41,523		0	43.80	2/16/13
	2/18/02	40,677		0	59.97	2/17/12
	2/22/01	30,507		0	68.59	2/21/11

Robert E. Abernathy
	4/29/09	0		63,381	49.61	4/29/19
	2/26/09								56,145	(9)	3,576,998
	4/23/08	17,971		41,934	63.99	4/23/18
	4/23/08								23,962		1,526,619
	4/25/07	21,146		14,098	71.88	4/25/17
	4/25/07						8,602	548,033
	4/25/07								8,811		561,349
	4/26/06	45,406		0	58.73	4/26/16
	4/26/06						7,388	470,689
	4/28/05	37,885		0	61.59	4/28/15
	4/28/05						3,082	196,354
	4/28/04	28,473		0	63.14	4/28/14
	2/17/03	91,523		0	43.80	2/16/13
	2/18/02	101,692		0	59.97	2/17/12
	2/22/01	61,014		0	68.59	2/21/11

			Option Awards(2)(3)				Stock Awards
												Equity Incentive
												Plan Awards:
			Number of	Number of						Equity Incentive		Market or
			Securities	Securities			Number of		Market Value	Plan Awards:		Payout Value of
			Underlying	Underlying			Shares or		of Shares	Number of		Unearned Shares,
			Unexercised	Unexercised	Option		Units of		or Units of	Unearned Shares,		Units or Other
			Options	Options	Exercise	Option	Stock That		Stock That	Units or Other		Rights That
	Grant		(#)	(#)	Price	Expiration	Have Not		Have Not	Rights That Have		Have Not
Name	Date		Exercisable	Unexercisable	($)(4)	Date	Vested(#)(5)		Vested($)(6)	Not Vested(#)(7)		Vested($)(8)
Robert W. Black
	4/29/09		0	37,795	49.61	4/29/19
	2/26/09									33,244	(9)	2,117,975
	4/23/08		11,720	27,349	63.99	4/23/18
	4/23/08									15,627		995,596
	4/25/07		11,129	7,420	71.88	4/25/17
	4/25/07						4,637		295,423
	4/25/07									4,637		295,423
	4/26/06		36,325	0	58.73	4/26/16
	4/26/06	(11)					3,857	(12)	245,729
	4/26/06						3,784		241,079

Anthony J. Palmer
	4/29/09		0	27,716	49.61	4/29/19
	2/26/09									24,378	(9)	1,553,122
	4/23/08		8,595	20,055	63.99	4/23/18
	4/23/08									11,460		730,117
	4/25/07		11,129	7,420	71.88	4/25/17
	4/25/07						4,637		295,423
	4/25/07									4,637		295,423
	1/31/07		6,916	4,611	69.40	1/31/17
	1/31/07	(13)					5,464	(12)	348,111

(1)	The amounts shown reflect outstanding equity awards granted under the 1992 Equity Participation Plan (the “1992 Plan”) or the 2001 Plan (together, the “Equity Plans”). Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Only stock option awards are currently outstanding under the 1992 Plan. Stock options, time-vested restricted share unit and performance-based restricted share unit awards are currently outstanding for the named executive officers under the 2001 Plan.

(2)	Number and exercise price of stock options granted prior to December 1, 2004 include mandatory adjustments to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off.

(3)	Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning the first anniversary of the grant date; provided that all of the options become exercisable for three years upon death or total and permanent disability and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

(4)	The Equity Plans provide that the option price per share shall be no less than 100 percent of the closing price per share of our common stock on the date of grant.

(5)	The amounts shown represent awards of time-vested restricted share units granted to the named executive officers in April 2005, 2006 and 2007, as indicated. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” time-vested restricted share unit awards vest in one-third increments, beginning on the third anniversary of the grant date (except as provided in footnotes (11) and (13) below). Dividend equivalents on these units are paid in cash on the number of restricted share units at the same rate and on the same day as dividends are paid to all our stockholders (except as provided in footnote (12) below).

(6)	The values shown in this column are based on the closing price of our common stock on December 31, 2009 of $63.71 per share.

(7)	The amounts shown represent awards of performance-based restricted share units granted to the named executive officers in April 2007 and 2008 and February 2009. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” performance-based restricted share unit awards granted in 2007 and 2008 vest on April 25, 2010 and April 23, 2011, respectively, in a range from zero to 150 percent of the target levels indicated based on the achievement of specific performance goals, and performance-based restricted share unit awards granted in 2009 vest on February 26, 2012 in a range from zero to 200 percent of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent target levels for the 2007 and 2008 grants and the maximum level for the 2009 grant. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” For performance-based restricted share units granted prior to 2009, dividend equivalents are paid in cash on the target number of restricted share units at the same rate paid and on the same day as dividends are paid to all our stockholders. Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to the named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest.

(8)	The values shown in this column are based on the target level of performance-based restricted share units (or, for the February 2009 grant, the maximum level as described in footnote (7) above) and the closing price of our common stock on December 31, 2009 of $63.71 per share.

(9)	Includes the following amount of dividend equivalents on performance-based restricted share units granted to the named executive officers in February 2009, based on the maximum level for the grant: 5,844 for Mr. Falk; 1,388 for Mr. Buthman; 1,850 for Mr. Abernathy; 1,095 for Mr. Black and 803 for Mr. Palmer.

(10)	Includes 33,775 options transferred to TKM, Ltd., a family partnership established by Mr. Falk and his spouse.

(11)	Under the terms of Mr. Black’s letter agreement, these time-vested restricted share units, granted as part of his signing bonus, vest on April 26, 2011.

(12)	Includes the following amount of dividend equivalents on time-vested restricted share units granted as part of Mr. Black’s or Mr. Palmer’s signing bonus, as applicable, that are reinvested in additional restricted share units: 452 for Mr. Black and 1,464 for Mr. Palmer.

(13)	Under the terms of Mr. Palmer’s letter agreement, these time-vested restricted share units, granted as part of his signing bonus, vested on January 31, 2010.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and stock awards vested during 2009 for our named executive officers.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)(2)

Thomas J. Falk	610,154 (3)	10,178,274	55,173	2,735,058
Mark A. Buthman	78,778	951,865	11,862	587,963
Robert E. Abernathy	71,184	722,696	13,909 (4)	696,899
Robert W. Black	0	0	3,595	177,269
Anthony J. Palmer	0	0	5,000	257,350

(1)	The dollar amount reflects the total pre-tax value realized by the named executive officers (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price). It is not the grant date fair value disclosed in other locations in this proxy statement. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (the exercise price).

(2)	The dollar amount reflects the final pre-tax value received by the named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date). It is not the grant date fair value disclosed in other locations in this proxy statement.

(3)	Includes 61,015 options exercised by TKM, Ltd.

(4)	Includes 464 time-vested restricted share units that were vested and withheld to cover Mr. Abernathy’s applicable tax withholding obligations arising when these time-vested restricted share units became non-forfeitable. The underlying time-vested restricted share units became non-forfeitable when Mr. Abernathy turned age 55.

Pension Benefits

The following table sets forth information as of December 31, 2009 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2009 Pension Benefits

			Present Value of
		Number of Years	Accumulated
Name(1)	Plan Name	Credited Service(#)	Benefit($)

Thomas J. Falk	Pension Plan	26.5	607,730
	Supplemental Pension Plans	26.5	10,460,102
Mark A. Buthman	Pension Plan	15.2 (2)	304,184
	Supplemental Pension Plans	15.2	1,617,728
Robert E. Abernathy(3)	Pension Plan	28.0	792,549
	Supplemental Pension Plans	28.0	4,363,141

(1)	Because Messrs. Black and Palmer joined the Corporation after January 1, 1997, they are not eligible to participate in our defined benefit pension plans.

(2)	Mr. Buthman has 27.6 years of actual service. As described under “Nonqualified Deferred Compensation,” in 1997 he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under our defined benefit pension plans and increases his benefits under our defined contribution plans, in accordance with the terms of those plans.

(3)	Mr. Abernathy is currently eligible for early retirement under the plans and would be eligible to receive the reduced benefits described in the table below.

Employees who joined the Corporation prior to January 1, 1997 (and who have not elected to participate in our Retirement Contribution Plan), including Messrs. Falk and Abernathy, are eligible to participate in our pension plans, which provide benefits based on years of service and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans.

We stopped accruing compensation and benefit service under our pension plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans, which are applicable to our executives and active employees based in the U.S. who joined the Corporation prior to January 1, 1997 (and who have not opted out of the plans).

	Pension Plan	Supplemental Pension Plans

Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code

Eligible Participants	Salaried employees who joined the Corporation prior to January 1, 1997	Salaried employees impacted by limitations imposed by the Internal Revenue Code on payments under the pension plan

Payment Form	Normal benefit:	Accrued benefits prior to 2005:
	• Single-life annuity payable monthly	• Monthly payments or a lump sum after age 55

	Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits for 2005 and after: • Lump sum six months after termination of employment

Retirement Eligibility	Full unreduced benefit:
• Normal retirement age of 65
• Age 62 with 10 years of service
• Age 60 with 30 years of service
• Disability retirement

Reduced benefit:

  •  Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age he or she is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service

Benefits Payable	Depends on the participant’s years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in their last fifteen years of service for which earnings were the highest

Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)	Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))

	Pension Plan	Supplemental Pension Plans

Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included

Change in control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2009 appears in the 2009 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 10 to our audited consolidated financial statements included in our 2009 Annual Report on Form 10-K. The calculation of actuarial present value generally is consistent with the methodology and assumptions outlined in our audited consolidated financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values were calculated using projected mortality. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 4.50%, consistent with the methodology used for purposes of our consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for United States pension plans of 6.00% as of December 31, 2009.

The actuarial increase in 2009 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to the named executive officers listed above under our pension plans during 2009. For participants in the pension plans, the number of years of credited service disclosed in the table equals an executive’s length of service with Kimberly-Clark, except for Mr. Buthman as described in footnote (2) to the table above. Beginning in 2010, the number of years of credited service will be frozen at the amounts set forth in the table above, as a result of our ceasing accruing compensation and benefit service under the plans.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis — Retirement Benefits.”

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2009.

2009 Nonqualified Deferred Compensation

			Aggregate
	Company	Aggregate	Balance at
	Contributions	Earnings in	December 31,
Name	in 2009($)(1)	2009($)(2)	2009($)(3)

Thomas J. Falk	0	180,869	1,755,464
Mark A. Buthman	58,895	27,629	381,666
Robert E. Abernathy	0	2,728	12,478
Robert W. Black	72,648	54,061	233,896
Anthony J. Palmer	44,529	9,871	165,708

(1)	Consist solely of contributions by the Corporation under the supplemental Retirement Contribution Program. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)	The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2009 that are not attributable to company contributions. There were no withdrawals by or distributions to our named executive officers during 2009. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)	Balance includes contributions by the Corporation under the supplemental Retirement Contribution Program (i) for Mr. Buthman of $86,205 and $56,939 in 2008 and 2007, respectively, (ii) for Mr. Black of $70,254 and $51,750 in 2008 and 2007, respectively, and (iii) for Mr. Palmer of $62,839 in 2008, that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years.

Amounts shown for Messrs. Falk and Abernathy represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Incentive Investment Plan or 401(k) Profit Sharing Plan, as applicable. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases his or her employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change in control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

The amounts shown for Messrs. Buthman, Black and Palmer reflect 2009 contributions by the Corporation, earnings and year-end balance for their respective accounts under the supplemental Retirement Contribution Program. In 1997, pursuant to a broad-based election offered to certain employees, Mr. Buthman elected to no longer accrue any additional years of benefit service under our defined benefit pension plans and instead to participate in the Retirement Contribution Plan.

Overview of Qualified and Non-Qualified Plans.  The following is an overview of our qualified and non-qualified plans that we offered to our named executive officers as of December 31, 2009. As discussed following the table below, we have discontinued all contributions to our qualified plans and all accruals to the supplemental Retirement Contribution Program for plan years after 2009.

		Retirement	Supplemental Retirement
	Incentive Investment Plan	Contribution Plan	Contribution Program

Purpose	To assist employees in saving for retirement (401(k) plan)	To assist employees in saving for retirement	To provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans

Eligible participants	Most employees	Most employees	Salaried employees impacted by limitations imposed by the Internal Revenue Code on the Retirement Contribution Plan

Was the plan qualified under the Internal Revenue Code?	Yes	Yes	No

Could employees make contributions?	Yes	No	No

Did we make contributions or match employee contributions?	We matched the first 2% of employee contributions at 75% and the next 3% of employee contributions at 50%. Our maximum contribution was $7,350 in 2009	We contributed from 3.5% to 8.75% of the employee’s salary, depending on compensation level and age. See the Retirement Contribution Schedule below	We provided credit to the extent contributions to the Retirement Contribution Plan were limited by the Internal Revenue Code

When did our contributions vest?	Our contributions under these plans generally vested once the participant completed at least three years of service

How were contributions invested?	Contributions were invested in certain designated investment options selected by the participant

When were account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the Incentive Investment Plan

Under the Retirement Contribution Plan, we provided monthly contributions to a retirement contribution account based on the participant’s age and eligible earnings, as shown in the following schedule:

Retirement Contribution Schedule

Age
(At Plan	Percent of Base	Percent of Excess
Year End)	Earnings(1)	Earnings(2)

Under 25	3.50%	5.75%
25 - 29	3.75%	6.00%
30 - 34	4.00%	6.25%
35 - 39	4.25%	6.50%
40 - 44	4.50%	6.75%
45 - 49	5.25%	7.50%
50 - 54	6.00%	8.25%
55 and over	6.50%	8.75%

(1)	“Base Earnings” are the amount of eligible earnings, up to two-thirds of the taxable wages of an employee used for purposes of calculating the non-Medicare portion of FICA taxes. Eligible earnings include salary, bonus and incentive compensation.

(2)	“Excess Earnings” are the amount of eligible earnings above Base Earnings.

We discontinued all contributions and accruals to the Retirement Contribution Plan and the Incentive Investment Plan, and modified the accruals for the supplemental Retirement Contribution Program, for plan years after 2009 for most of our U.S. employees, including our named executive officers. Effective January 1, 2010, we adopted the 401(k) Profit Sharing Plan, a new 401(k) profit sharing plan to provide for a matching contribution of 100 percent of a U.S. employee’s contributions to the plans, to a yearly maximum of four percent of eligible compensation, as well as a discretionary profit sharing contribution, in which contributions will be based on our profit performance. Also effective January 1, 2010, the supplemental Retirement Contribution Program was amended to become the Supplemental 401(k) Plan and to provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans. Most U.S. employees’ investment balances, including those of our named executive officers, in the Incentive Investment Plan and Retirement Contribution Plan were transferred to the new 401(k) Profit Sharing Plan.

Potential Payments on Termination or Change in Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change in control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

We maintain several severance plans for our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change in control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance benefits under more than one of the plans described below.

Executive Severance Plan.  We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of

Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock, time-vested restricted share units, performance-based restricted share units granted before 2010 (at the greater of target or the attainment of the performance goal as of the end of the prior year), and certain unvested incentive stock options,

•	The value of each forfeited grant of performance-based restricted share units granted after January 1, 2009, based on the average annual dollar amount paid to the participant for the three prior fiscal years for performance-based restricted share units,

•	The value of any forfeited benefits under the new 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•	The value of the employer match and assumed 3 percent profit sharing contribution the named executive officer would have received if he had remained employed an additional two years under the new 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, and

•	Two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

Under the terms of the agreements, in certain circumstances, if the named executive officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code, the named executive officer would be entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of the Corporation (as defined in the Plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The Board has determined the eligibility criteria for participation in the Plan. The Committee amended the Plan and the related agreement on November 17, 2009 to provide that (i) participants receive two times the average annual incentive award for the three prior fiscal years, rather than two times the target incentive award for that fiscal year, and (ii) participants receive payouts for forfeited awards of performance-based restricted share units (with a performance period starting after January 1, 2009) based on the average dollar amount paid to the participant for the three prior fiscal years for performance-based restricted share units, in order to comply with recent rulings regarding the tax deductibility of these payments. In addition, the Committee amended the Plan and agreements to eliminate benefits under the Plan related to the Corporation’s pension plans, supplemental pension plans, the Retirement Contribution Plan and the supplemental Retirement Contribution Program and to provide the benefits described above related to the new 401(k) Profit Sharing Plan and Supplemental 401(k) Plan.

These amendments did not extend the date our current agreements with each of our named executive officers expire, which is December 31, 2011, unless extended by the Board.

Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning the Corporation and its business so long as such information is not publicly disclosed.

Severance Pay Plan.  Our Severance Pay Plan generally provides eligible employees (including our named executive officers) severance payments and benefits in the event of certain involuntary terminations. Under the Severance Pay Plan, a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical and dental coverage, and

•	Six months of outplacement services and three months of participation in the employee assistance program.

If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the amended Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the amended Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.

The Committee amended the Severance Pay Plan on November 17, 2009 to provide that participants receive two times the average annual incentive award for the three prior fiscal years, rather than two times the target incentive award for that fiscal year, in order to comply with recent rulings regarding the tax deductibility of these payments.

Letter Agreement with Mr. Black.  In its offer letter to Mr. Black, which was effective April 10, 2006, the Corporation has agreed to provide additional severance protection for him. If his employment is involuntarily terminated by the Corporation for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment, he will be entitled to receive a lump sum severance amount equal to:

•	One year’s base salary plus target annual incentive,

•	The current value of unvested restricted share units and unvested stock options granted as a signing bonus (including unvested restricted share units accrued due to dividend reinvestment),

•	Pro-rata portion of the target annual incentive, and

•	Any accrued but unpaid prior year annual incentive bonus (if the termination is after the end of the calendar year but before payment of the annual incentive bonus).

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Black’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Corporation rule or policy, including those rules set forth in our Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms the Corporation’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to the Corporation’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that the Corporation reasonably determines to be meaningfully detrimental to its business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Black’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by the Corporation to make a payment or grant to him as provided for in the letter agreement, unless the Corporation cures either of these items within 30 days after he provides notice.

To receive this severance benefit, Mr. Black must execute the Corporation’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

Letter Agreement with Mr. Palmer.  In its offer letter to Mr. Palmer, which was effective October 2, 2006, the Corporation has agreed to provide additional severance protection for him. If his employment is involuntarily terminated by the Corporation for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment:

•	He will be entitled to receive a lump sum severance amount equal to one year’s base salary plus target annual incentive, payable on the first day of the seventh month following the date of his separation from service, and

•	His unvested restricted share units granted as his signing bonus will vest and be paid, in common stock, payable in conjunction with his severance benefit.

In addition, if his termination is after the end of the calendar year but before payment of the annual incentive bonus, he will also receive any accrued but unpaid prior year annual incentive bonus.

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Palmer’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Corporation rule or policy, including those rules set forth in our Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms the Corporation’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to the Corporation’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that the Corporation reasonably determines to be meaningfully detrimental to its business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Palmer’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by the Corporation to make a payment or grant to Mr. Palmer as provided for in the letter agreement, provided that he provides the Corporation 30 days notice of the reduction or failure by the Corporation and the Corporation has not cured the reduction or failure within 30 days after he provides notice.

To receive this severance benefit, Mr. Palmer must execute the Corporation’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

2001 Plan.  In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2001 Plan in connection with a change of control, all of the participant’s options, restricted stock and restricted share units would become fully vested (with any restricted stock or performance-based restricted share units vesting as described below). Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2001 Plan constitute a parachute payment under Section 280G of the Internal Revenue Code, the 2001 Plan provides that the amounts will be reduced to the extent necessary to provide the participant with the greatest aggregate net after tax receipt. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of the

Corporation (as defined in the 2001 Plan), unless the termination is by reason of death or disability or unless the termination is by the Corporation for cause or by the participant without good reason.

The Committee amended the 2001 Plan on November 17, 2009 to provide that, in connection with a Qualified Termination of Employment, restricted stock or performance-based restricted share units vest at the greater of the average incentive awards for the three prior fiscal years or the number of shares that would have vested based on the attainment of the applicable performance goal as of the end of the prior calendar year.

The 2001 Plan provides that, if pending a change of control, the Committee determines that the Corporation’s common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2001 Plan, then all stock options (other than incentive stock options) will become exercisable, and the restrictions on all restricted stock will lapse and the restricted share units will vest. Each of these events would be deemed to occur immediately prior to the consummation of the change of control, in a manner deemed fair and equitable by the Committee.

In the event of a termination of employment of a participant in the 2001 Plan, other than a qualified termination of employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability

Retirement.  In the event of retirement (separation from service after age 55), our named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance, if any, under the Retirement Contribution Plan and supplemental Retirement Contribution Program (if the participant has at least three years of vesting service),

•	Their unvested employer contributions, if any, to the Incentive Investment Plan,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	After December 31, 2009, their account balance under the Supplemental 401(k) Plan (if the participant has at least two years of vesting service),

•	After December 31, 2009, their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units granted before 2008 and outstanding more than six months after the date of grant, time-vested restricted share units will be payable in full at the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined the Corporation before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, continuing group life coverage.

Death.  In the event of death while an active employee, the following benefits are payable:

•	50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information), payable under the terms of the plans to the participant’s spouse or minor children,

•	Their account balance, if any, under the Retirement Contribution Plan and supplemental Retirement Contribution Program,

•	Their unvested employer contributions, if any, to the Incentive Investment Plan,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	After December 31, 2009, their account balance under the Supplemental 401(k) Plan,

•	After December 31, 2009, their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion, and

•	Payment of benefits under the Corporation’s group life insurance plan (which is available to all salaried employees in the U.S.) equal to the participant’s annual pay, up to $1 million (plus any additional coverage of two, three or four times the participant’s annual pay, up to $1 million, purchased by the participant at group rates).

Disability.  In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, our named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

•	Up to an additional 12 months of vesting service (but not contributions) from the date of separation of service under, as applicable, (i) the Incentive Investment Plan, the Retirement Contribution Plan and the supplemental Retirement Contribution Program or (ii) the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined the Corporation before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

•	Continuing coverage under the Corporation’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•	Payment of benefits under the Corporation’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $10,000. Benefits are reduced by the amount of any other Corporation- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change in Control Table

The following table presents the approximate value of (i) the severance benefits for our named executive officers under the Executive Severance Plan (as amended November 17, 2009) had a Qualified Termination of Employment under that plan occurred on December 31, 2009; (ii) the severance benefits for our named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2009; (iii) the benefits that would have been payable on the death of our named executive officers on December 31, 2009; (iv) the benefits that would have been payable on the total and permanent disability of our named executive officers on December 31, 2009; and (v) the potential payments to Mr. Abernathy if he had retired on December 31, 2009. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2009 of $63.71 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Because none of our named executive officers, other than Mr. Abernathy, was eligible to retire as of December 31, 2009, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

			Equity with		Additional		Continued Benefits
	Cash		Accelerated		Retirement		and Other
Name	Payment($)		Vesting($)		Benefits($)		Amounts($)		Total($)

Thomas J. Falk
Qualified Termination of Employment	8,480,699	(1)	18,009,148	(2)	395,963	(3)	32,856	(4)	26,918,666
Involuntary termination(5)	8,480,699		0		0		14,714	(6)	8,495,413
Death	3,824,081	(7)	14,932,235		0	(8)	0		17,756,316
Disability	2,824,081	(7)	14,932,235		10,105,558	(9)	91,600	(10)	27,953,484

Mark A. Buthman
Qualified Termination of Employment	3,178,203	(1)	4,020,270	(2)	162,871	(3)	2,255,781	(4)	9,617,125
Involuntary termination(5)	3,178,203		0		0		14,714	(6)	3,208,185
Death	1,511,480	(7)	3,390,677		331,392	(8)	0		5,233,549
Disability	851,480	(7)	3,390,677		2,276,406	(9)	95,900	(10)	6,614,463

Robert E. Abernathy
Qualified Termination of Employment	3,173,508	(1)	4,785,727	(2)	162,630	(3)	32,856	(4)	8,154,721
Involuntary termination(5)	3,173,508		0		0		14,714	(6)	3,226,732
Death	850,219	(7)	4,197,123		0	(8)	0		5,047,342
Disability	850,219	(7)	4,197,123		2,085,399	(9)	95,900	(10)	7,228,641
Retirement	850,219	(1)	6,903,664		537,243		95,900	(11)	8,387,026

Robert W. Black
Qualified Termination of Employment	2,947,973	(1)	2,690,135	(2)	152,240	(3)	2,263,837	(4)	8,054,185
Involuntary termination(12)	2,947,973		0		0		14,714	(6)	2,962,687
Death	773,109	(7)	2,521,725		0		0		3,294,834
Disability	773,109	(7)	2,521,725		0		0	(10)	3,294,834

Anthony J. Palmer
Qualified Termination of Employment	2,515,501	(1)	2,353,456	(2)	130,636	(3)	1,582,447	(4)	6,582,040
Involuntary termination(12)	2,515,501		0		0		14,714	(6)	2,546,072
Death	1,649,268	(7)	2,034,569		0		0		3,683,837
Disability	649,268	(7)	2,034,569		0		0	(10)	2,683,837

(1)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2009; actual amount that would be paid is determined by the Committee in its discretion.

(2)	Under the terms of the 2001 Plan, if the Committee were to determine that, pending a change in control, our common stock will cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2001 Plan to employees other than the named executive officers.

(3)	Includes the value of two additional years of employer contributions under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan as amended November 17, 2009.

(4)	Includes an amount equal to twenty-four months of COBRA medical and dental coverage with an estimated value of $32,856, as well as an estimated additional cash payment to Messrs. Buthman,

Black and Palmer of $2,222,925, $2,230,981 and $1,549,591, respectively, to place them in the same position as if the excise tax due to the application of Section 280G of the Internal Revenue Code were not applicable.

(5)	Benefits payable under the Severance Pay Plan. For Mr. Abernathy, does not include accelerated equity vesting that occurred when he became retirement eligible at age 55. See the benefits payable for Mr. Abernathy for retirement for the amount of this accelerated equity vesting.

(6)	Includes six months of COBRA medical coverage and outplacement services with an estimated value of $8,214 and $6,500, respectively.

(7)	For death, includes the payment of benefits under the Corporation’s group life insurance plan (which is available to all U.S. salaried employees); Messrs. Abernathy and Black have opted out of this benefit. For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2009; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under the Corporation’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Corporation- or government-provided income benefits received.

(8)	For Mr. Buthman, includes the excess of the estimated actuarial present value of the pension benefits payable on death for each named executive officer through December 31, 2009 over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table. For Messrs. Falk and Abernathy, the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of their death is included in the amount.

(9)	Includes the excess of the estimated actuarial present value of the retirement benefits payable on disability for the named executive officer through December 31, 2009 (assuming the named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(10)	Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2009 of the named executive officers, other than Messrs. Black and Palmer. The named executive officers would also be eligible for continuing group life coverage assuming total and permanent disability on December 31, 2009, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

(11)	Includes the value of retiree medical credits assuming Mr. Abernathy’s retirement on December 31, 2009. Mr. Abernathy would also be eligible for continuing group life coverage assuming total and permanent disability on December 31, 2009, which benefit does not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

(12)	Benefits payable under the Severance Pay Plan, which are greater than amounts payable under the letter agreements with Messrs. Black and Palmer.

Analysis of Risks Arising from Design of Compensation Programs

The Committee, with the assistance of its independent consultant and the Corporation’s consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to determine whether our compensation systems could encourage behavior that exacerbates business risks. Program design features that could have the potential to encourage unnecessary and excessive risks include unreasonably attainable performance targets, programs that differ substantially from those of our peers, unbalanced programs that overly rely on short-term incentives, incentive programs that are largely uncapped, and misalignment between program participants and stockholders.

Based on this assessment, the Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Corporation. Several factors contributed to the Committee’s conclusion, including:

•	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with our Global Business Plan without encouraging executives or employees to take inappropriate risks.

•	An analysis by the Corporation’s consultant and the Committee’s independent consultant indicated that our compensation programs are consistent with those of our peer groups. In addition, the target levels for direct annual compensation are compared to the median of our peer groups.

•	The Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at 200 percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Committee believes protects against disproportionately large incentives.

•	The Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	The Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	The Committee believes the Corporation maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•	Our stock ownership guidelines further align management with stockholders and encourage management to consider our long-term interests.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. The Corporation maintains a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers and directors timely complied with their filing requirements for 2009.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions.  The Board has adopted written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between the Corporation and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

Under these written procedures, the Board has determined that:

•	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a Board member.

The Nominating and Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with the Corporation. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. The Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is in, or not opposed to, the Corporation’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to the Corporation.

2009 Related Person Transactions.  We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity which is majority-owned by Mr. Bergstrom. During 2009, Bergstrom Corporation paid us $407,000 for its share of the costs associated with these services. We believe this arrangement is fair and reasonable, advantageous to the Corporation and consistent with national benchmarking. Based on an analysis of the arrangement, we also believe its terms to be comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.

2011 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2011 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 12, 2010. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to be properly brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors”), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Under our By-Laws, the stockholder’s notice to the Secretary must contain certain information regarding the stockholder and affiliates, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares and certain performance-related fees. Stockholders must also provide information regarding whether the stockholder or affiliates intend to deliver a proxy statement or form of proxy regarding the proposal, as well as information regarding the proposal and information relating to the stockholder or affiliates required to be disclosed in the proxy statement. Additional information concerning the advance notice requirements and a copy of our By-Laws may be obtained from the Secretary of the Corporation at the address provided above.

OTHER MATTERS

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors.

John W. Wesley
Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 12, 2010

Invitation to Stockholders

Notice of 2010 Annual Meeting

Proxy Statement

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/kmb • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the US, US territories and Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2011 Annual Meeting of Stockholders).

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 – John R. Alm	☐	☐	☐	02 – Dennis R. Beresford	☐	☐	☐	03 – John F. Bergstrom	☐	☐	☐

	04 – Abelardo E. Bru	☐	☐	☐	05 – Robert W. Decherd	☐	☐	☐	06 – Thomas J. Falk	☐	☐	☐
	07 – Mae C. Jemison, M.D.	☐	☐	☐	08 – James M. Jenness	☐	☐	☐	09 – Ian C. Read	☐	☐	☐

	10 – Linda Johnson Rice	☐	☐	☐	11 – Marc J. Shapiro	☐	☐	☐	12 – G. Craig Sullivan	☐	☐	☐

B	Proposal — The Board of Directors recommends a vote FOR Proposal 2.			C	Proposal — The Board of Directors recommends a vote AGAINST Proposal 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Auditors	☐	☐	☐	3. Stockholder Proposal Regarding Special Shareholder Meetings	☐	☐	☐

D	Non-Voting Items

Change of Address — Please print new address below.
	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐
E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

<STOCK#> 0150XB

Proxy — Kimberly-Clark Corporation
It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, registered holders may go to our transfer agent’s website at www.computershare.com/investor at any time and follow the instructions. Act Now!
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Kimberly-clark Corporation
Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 29, 2010
Solicited on Behalf of the Board of Directors
Thomas J. Falk, Thomas J. Mielke and John W. Wesley, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas on April 29, 2010 at 9:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.
This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side.
IMPORTANT: TO BE SIGNED AND DATED ON REVERSE SIDE.
PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.